Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION HAS BEEN REPLACED WITH “[***]”

Execution Version

EQUITY PURCHASE AGREEMENT

by and among

NOMADAR CORP.,

FOX SOCCER HOLDING COMPANY LLC,

FOX SOCCER ACADEMY LLC,

FOX SPORTS ACADEMY OF THE CAROLINAS LLC,

FOX SOCCER ACADEMY LTD,

FOX SOCCER ACADEMY AUSTRIA,

RALUCA GOLD-FUCHS,

CHRISTIAN FUCHS,

CHAD METZLER,

ANTHONY JAMES COZZONE JR.,

MARTIN CONWAY,

EUGUENE LUTHER RAY

and

RALUCA GOLD-FUCHS, AS SELLERS’ AGENT

[●], 2026

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Article IV REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS		43
4.1	Power and Authority	43
4.2	No Conflict; No Violation of Laws	43
4.3	Ownership of the Interests	43
4.4	Tax Matters	44
4.5	No Broker’s or Finder’s Fees	44
4.6	Litigation	44
4.7	Investment Purpose	44
Article V REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER		44
5.1	Organization	44
5.2	Power and Authority	44
5.3	No Conflict; No Violation of Laws	45
5.4	No Broker’s or Finder’s Fees	45
5.5	Financial Capacity	45
5.6	Investment Purpose	45
Article VI REPRESENTATIONS AND WARRANTIES REGARDING NOMADAR		45
6.1	Organization	45
6.2	Power and Authority	45
6.3	No Conflict; No Violation of Laws	46
6.4	Valid Issuance	46
6.5	No Broker’s or Finder’s Fees	46
Article VII COVENANTS RELATING TO THE NOMADAR SHARES AND PURCHASER INTERESTS		46
7.1	Restrictions on Nomadar Shares and Purchaser Interests; Effect on Transferees	46
7.2	Stop-Transfer Instructions	47
7.3	Legends	47
7.4	Issuance of Nomadar Shares and Purchaser Interests	49
Article VIII COVENANTS PRIOR TO CLOSING		49
8.1	Conduct of Business	49
8.2	Access To Information	51
8.3	Exclusivity	51
8.4	Satisfaction of Conditions Precedent	52
8.5	Notification of Certain Matters	52
8.6	Resignation of Officers and Directors	52
8.7	Intercompany Arrangements	53
8.8	Interim Financial Statements	53
8.9	Acknowledgments From Certain Service Providers	53
8.10	Restrictions on Transfer	53
Article IX CONDITIONS PRECEDENT TO THE CLOSING		54
9.1	Conditions to the Obligations of All Parties	54
9.2	Conditions to the Obligations of the Purchaser and Nomadar	54
9.3	Conditions to the Obligations of the Companies and the Sellers	55
Article X TERMINATION OF AGREEMENT		56
10.1	Termination Events	56
10.2	Effects of Termination	57
Article XI OTHER COVENANTS AND AGREEMENTS		57
11.1	Non-Competition; Non-Solicitation; Non-Disparagement; Confidentiality	57
11.2	Release	59
11.3	Public Announcements	59
11.4	Hudson Lease.	59
11.5	Fox Austria.	59
11.6	Audited Financial Statements.	59
11.7	Further Assurances	59

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Article XII INDEMNIFICATION		60
12.1	Survival of Representations and Warranties	60
12.2	Indemnification by the Sellers	60
12.3	Indemnification by the Purchaser	61
12.4	Limitations on Indemnification	61
12.5	Claim Procedure	63
12.6	Closing Purchase Price Adjustments	65
12.7	Sole and Exclusive Remedy	65
Article XIII TAX MATTERS		65
13.1	Tax Indemnification	66
13.2	Tax Returns For Tax Periods Ending on or Before the Closing Date	66
13.3	Tax Returns For Tax Periods Ending After the Closing Date	67
13.4	Tax Sharing Contracts	67
13.5	Notification of Tax Proceedings; Audits	67
13.6	Post-Closing Cooperation	68
13.7	Certain Taxes and Fees	68
13.8	Intended Tax Treatment	68
Article XIV GENERAL PROVISIONS		68
14.1	Expenses	68
14.3	Notices	70
14.4	Waiver	71
14.5	Entire Agreement and Amendments	71
14.6	Assignments, Successors, and No Third Party Rights	72
14.7	Severability	72
14.8	Section Headings	72
14.9	Governing Law	72
14.10	Waiver of Jury Trial	72
14.11	Submission to Jurisdiction	73
14.12	Legal Representation of the Parties	73
14.13	Counterparts	73
14.14	Guaranty	73

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EXHIBITS AND SCHEDULES

Exhibit A	Gold-Fuchs Employment Agreements
Exhibit B	Metzler Employment Agreement
Exhibit C	Example Statement
Exhibit D	LLC Agreement
Exhibit E	Pro Rata Portions

Schedule A	Company Locations
Schedule B	Allocation Schedule Methodologies

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EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of [●], 2026, is being entered into by and among NOMADAR CORP., a Delaware corporation (“Nomadar”), Fox SOCCER Holding Company LLC, a Delaware limited liability company and a wholly owned subsidiary of Nomadar Corp., a Delaware corporation, (the “Purchaser”), FOX SOCCER ACADEMY LLC, a New York limited liability company (“Fox NY”), FOX SPORTS ACADEMY OF THE CAROLINAS LLC, a North Carolina limited liability company (“Fox NC”), FOX SOCCER ACADEMY LTD, a private company limited by shares organized under the laws of the United Kingdom (“Fox UK”), FOX SOCCER ACADEMY AUSTRIA, an Austrian verein (“Fox Austria,” and together with Fox NY, Fox NC and Fox UK, the “Companies,” and each, a “Company”), RALUCA GOLD-FUCHS, an individual domiciled in the United Kingdom (“Gold-Fuchs”), CHRISTIAN FUCHS, an individual domiciled in the United Kingdom (“Fuchs”), CHAD METZLER, an individual domiciled in North Carolina (“Metzler”), ANTHONY JAMES COZZONE JR., an individual domiciled in North Carolina (“Cozzone”), MARTIN CONWAY, an individual domiciled in North Carolina (“Conway”), EUGENE LUTHER RAY, an individual domiciled in North Carolina (“Ray,” and, together with Gold-Fuchs, Fuchs, Metzler, Cozzone and Conway, the “Sellers,” and each, a “Seller”), and RALUCA GOLD-FUCHS, an individual domiciled in the United Kingdom, solely in her capacity as agent of the Sellers (the “Sellers’ Agent”).

RECITALS

WHEREAS, the Sellers operate four (4) soccer academies that provide training, league and tournament play and camps and clinics for children and teens at the applicable Company Locations (the operation of such academies, the “Business”);

WHEREAS, the Sellers own, beneficially and of record, all of the outstanding membership interests or shares, as applicable, of each Company, including those described on Schedule 3.6(a) (the “Interests”), which Interests represent one hundred percent (100%) of the issued and outstanding Equity Interests of each such Company;

WHEREAS, the Sellers desire to sell, transfer and convey to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Interests, other than the Contributed Interests (as defined below) (the “Purchased Interests”), pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, immediately following the acquisition of the Purchased Interests, the Sellers desire to contribute to the Purchaser (the “Seller Contribution”), such number of the Interests, that, together as of the Closing, represent a value equal to 49% of the Interests (the “Contributed Interests”) in exchange for newly issued equity interests of the Purchaser (the “Purchaser Interests”) in lieu of receiving cash consideration or shares of Nomadar on the Closing Date in respect of such Contributed Interests;

WHEREAS, the Seller Contribution is intended to be part of a transaction described in Section 721 of the Code;

WHEREAS, following the acquisition of the Contributed Interests, the Companies will become wholly-owned subsidiaries of the Purchaser; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Purchaser to enter into this Agreement, Gold-Fuchs has executed and delivered to Purchaser Employment Agreements in substantially the forms attached hereto as Exhibit A (the “Gold-Fuchs Employment Agreements”), and Metzler has executed and delivered to Purchaser an Employment Agreement in substantially the form attached hereto as Exhibit B (the “Metzler Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS AND USAGE

1.1	Definitions.

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Abuse” has the meaning under applicable Law and includes, without limitation, physical, emotional or sexual abuse or misconduct, corporal punishment in violation of policy or Law, improper restraint or seclusion, improper supervision or failure to protect a child in care.

“Accounting Arbitrator” has the meaning set forth in Section 13.2.

“Accounting Principles” means GAAP, as historically applied by the Companies.

“Accusation” means any written (or oral, if reduced to writing) complaint, report, claim, notice, allegation, licensing intake, referral, mandatory report or other assertion made to, by or through any Person that a Company Representative engaged in Abuse or a violation of Law in connection with the performance of such Company Representative’s duties for, or while engaged by or acting on behalf of, any Company, whether or not such Accusation was determined to be substantiated or unsubstantiated, founded or unfounded, and whether or not any resulting record is publicly available.

“Acknowledgement and Release Letters” has the meaning set forth in Section 8.9.

“Acquisition” has the meaning set forth in Section 2.1.

“Acquisition Proposal” has the meaning set forth in Section 8.3(a).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote twenty percent (20%) or more of the securities having ordinary voting power for the election of directors of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of § 1504 of the Code.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.12(a).

“Ancillary Agreements” means all agreements, instruments and documents executed and delivered under this Agreement or in connection herewith.

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“Arbitrator” has the meaning set forth in Section 12.5(c)(ii).

“Audited Financial Statements” has the meaning set forth in Section 8.11(a).

“Base Closing Payment Amount” means an amount equal to $2,000,000.

“Base Period” means, collectively, the 2025-2026 soccer season of the Companies, the 2026-2027 soccer season of the Companies, the 2027-2028 soccer season of the Companies and the 2028-2029 soccer season of the Companies.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or obligated to be closed either under applicable Law or action of any Governmental Authority.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (as the same may be amended or modified).

“Cash” means, with respect to any Person(s), the aggregate of all cash, cash equivalents, bank deposits, investment accounts, certificates of deposit, marketable securities, short-term deposits and other similar cash items that would be reflected as cash and cash equivalents on a consolidated balance sheet of such Person(s) in accordance with GAAP. For the purpose of clarity, any security deposits, related to Real Property Leases, utilities or otherwise, shall not be considered Cash.

“Cash Deficiency” means the amount (if any) by which the Closing Cash Amount is less than the Target Cash Amount.

“Cash Overage” means the amount (if any) by which the Closing Cash Amount is greater than the Target Cash Amount.

“Claim” means all claims, actions, suits, damages, demands and Liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect.

“Claim Notice” has the meaning set forth in Section 12.5(a).

“Claimed Amount” has the meaning set forth in Section 12.5(a).

“Closing” has the meaning set forth in Section 2.10.

“Closing Cash Amount” means the aggregate amount of Cash of the Companies as of the Closing Time, as finally determined pursuant to Section 2.9 and evidenced by bank account statements. For the avoidance of any doubt, the Closing Cash Amount does not include any Cash paid, or caused to be paid, by the Purchaser to, or for the benefit of, the Companies on the Closing Date.

“Closing Date” has the meaning set forth in Section 2.10.

“Closing Net Debt Amount” means the aggregate amount of Net Debt of the Companies as of the Closing Time.

“Closing Payment” has the meaning set forth in Section 2.2(c).

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“Closing Purchase Price” has the meaning set forth in Section 2.2(b).

“Closing Statement” has the meaning set forth in Section 2.9(a).

“Closing Statement Objection” has the meaning set forth in Section 2.9(b).

“Closing Statement Review Period” has the meaning set forth in Section 2.9(b).

“Closing Time” means 12:01 A.M., New York time, on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code shall include all amendments thereto and any substitute and successor provisions.

“Companies” has the meaning set forth in the Preamble.

“Companies’ Intellectual Property” means, collectively, the Owned Companies’ Intellectual Property and the Licensed Companies’ Intellectual Property.

“Company” has the meaning set forth in the Preamble.

“Company Location” means, for each Company, the soccer academy described in respect of such Company on Schedule A attached hereto.

“Company Representative” means any current or former employee, officer, director, manager, member, shareholder, contractor, volunteer, agent or other representative of any Company.

“Company Transaction Expenses” means the aggregate of all fees, costs and expenses incurred by the Companies in connection with, or as a result of, the transactions contemplated by this Agreement, including any retention, sale, stay, special bonus or other change of control payment (including any Taxes payable by any Company with respect to the foregoing), fees and disbursements of counsel, financial advisors, consultants and accountants, fees and expenses payable to or on behalf of the Sellers’ Agent, any filing fees and expenses incurred by any Company in connection with any filing by any Company with a Governmental Authority, and any Transfer Taxes.

“Confidential Business Information” means (a) any and all trade secrets concerning the Business, (b) all Know-How which is not readily available to others engaged in a business similar to the Business or to the general public, (c) any and all confidential or proprietary information concerning the Business (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, curriculum, educational programming and related materials, policies and procedures manuals, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented, which is not readily available to others engaged in a business similar to the Business or to the general public), and (d) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Business containing or based, in whole or in part, on any information included in the foregoing. Notwithstanding the foregoing or anything to the contrary herein, “Confidential Business Information” shall not include information that becomes generally available to and known by the public, other than as a result of the violation of Section 11.1(d) hereunder by any Seller, any Seller’s Affiliates or the Representatives of any Seller or any Seller’s Affiliates.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated as of November 11, 2025, by and between Nomadar, on the one hand, and Fox Soccer Academy and Hudson Sports Complex, on the other hand.

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“Contract” means any contract, instrument, commitment, agreement, indenture, note, bond, loan, lease, conditional sale, purchase or sales order, mortgage, license or other arrangement or agreement, and any amendments or supplements thereto.

“Contributed Interests” has the meaning set forth in the Recitals.

“Controlling Party” has the meaning set forth in Section 12.5(d)(ii).

“Conway” has the meaning set forth in the Preamble.

“Copyrights” means all works of authorship, whether copyrightable or not, copyrights and mask works.

“Core Representations” has the meaning set forth in Section 12.1(a).

“COVID Relief” means any legislation enacted or executive order issued in connection with the COVID-19 pandemic, including (a) the CARES Act, (b) the Continued Assistance Act, (c) the Executive Order signed by President Donald J. Trump on August 8, 2020, as may be amended or modified from time to time, and (d) the Consolidated Appropriations Act of 2021, which was signed into law on December 27, 2020, as may be amended or modified from time to time, including, in each case, any rules or regulations promulgated thereunder (including any analogous provisions under state and local Law).

“Cozzone” has the meaning set forth in the Preamble.

“Current Assets” means, as of the Closing Time, the combined current assets of the Companies, excluding Cash.

“Current Liabilities” means, as of the Closing Time, the combined current liabilities of the Companies, excluding accounts payable owed to Affiliates of the Companies (including, for the avoidance of doubt, Hudson Sports, LLC).

“Disclosure Schedules” means the disclosure schedules of even date herewith delivered by the Companies and the Sellers to the Purchaser in connection with the execution and delivery of this Agreement.

“Earnout Payment Amount” has the meaning set forth in Section 2.6(a).

“Earnout Statement” has the meaning set forth in Section 2.6(c).

“Earnout Statement Objection” has the meaning set forth in Section 2.6(d).

“Earnout Statement Review Period” has the meaning set forth in Section 2.6(d).

“Employees” has the meaning set forth in Section 3.15(a).

“End Date” has the meaning set forth in Section 10.1(a)(iv).

“Enforceability Exceptions” means (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable Law relating to or affecting creditors’ rights and remedies generally, and (b) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

5

“Environmental Law” means any federal, state or local Law relating to, or that regulates or controls, the environment (including air, surface water, ground water, soil, sediment land surface or subsurface strata), the release of Hazardous Materials or worker or public health and safety, including the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., as amended; the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., as amended; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., as amended; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., as amended; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq., as amended.

“Equity Interests” means, with respect to any Person, (a) the capital stock, partnership interests, membership interests, beneficial interests or other equity or ownership interests in such Person, and (b) any instruments or rights to acquire, convertible into or exchangeable or exercisable for any such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is or was at the relevant time a member of a group described in §§ 414(b), (c), (m) or (o) of the Code or § 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to § 4001(a)(14) of ERISA.

“Estimated Closing Purchase Price” has the meaning set forth in Section 2.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Example Statement” means the example statement attached hereto as Exhibit C, showing an illustrative form of the Estimated Closing Statement to be delivered pursuant to Section 2.3(a), using the fixed amounts for each fixed component included in the Estimated Closing Purchase Price (which amounts will not differ from those on the Closing Statement for such fixed components unless otherwise mutually agreed) and assumed amounts for each variable component included in the Estimated Closing Purchase Price.

“Exchange Act” has the meaning set forth in Section 8.11(b).

“Final Closing Statement” has the meaning set forth in Section 2.9(d).

“Financial Statements” has the meaning set forth in Section 3.7(a).

“First Additional Payment Amount” means $1,300,000.

“Fox Austria” has the meaning set forth in the Preamble.

“Fox NC” has the meaning set forth in the Preamble.

“Fox NY” has the meaning set forth in the Preamble.

“Fox UK” has the meaning set forth in the Preamble.

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“Fuchs” has the meaning set forth in the Preamble.

“Fundamental Representations” has the meaning set forth in Section 12.1(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Gold-Fuchs” has the meaning set forth in the Preamble.

“Gold-Fuchs Employment Agreements” has the meaning set forth in the Recitals.

“Governing Documents” means, with respect to any Person, the certificate of incorporation, bylaws and similar governing documents of such Person.

“Government Contract” means any Contract of any Company with a Governmental Authority, including any blanket purchasing agreement or any subcontract (at any tier) of any Company in which the ultimate prime Contract is a Contract between any Person and a Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or other government, or any court, arbitrator, arbitration panel or mediator, governmental division or department, administrative agency or commission or other governmental or quasi-governmental agency, authority or instrumentality of any nature, domestic or foreign, including any Person that is owned or operated by any of the same.

“Governmental Authorization” means any permit, certificate, license, consent, franchise, subsidy, grant, privilege, approval, order, declaration, judgment, registration, qualification or authorization that may be granted or issued by any Governmental Authority.

“Guaranty” has the meaning set forth in Section 14.14.

“Hazardous Materials” means, collectively, any substance, material, product, derivative, compound, mixture, mineral, chemical, waste, medical waste or gas, in each case, whether naturally occurring, human-made or the by-product of any process, including petroleum or petroleum products, (a) that is, as of the Closing, defined or included within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic chemical,” “toxic substance,” “hazardous chemical,” “extremely hazardous substance,” “pollutant,” “contaminant” or any other words of similar meaning under any Environmental Law, (b) that contains any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation or polychlorinated biphenyls, or (c) exposure to which or the presence, use, generation, treatment, Release, transport or storage of which is now prohibited, limited, restricted or regulated under any Environmental Law.

“Health and Safety Requirements” means all federal, state, local and foreign statutes, regulations and ordinances, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning noise, public health and safety and worker health and safety applicable to any Company.

“Holdback Amount” means an amount equal to $600,000.

“Holdback Payment Date” has the meaning set forth in Section 2.8(a).

“Indemnification Period” has the meaning set forth in Section 12.1(a).

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“Indemnified Party” means the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable.

“Indemnifying Party” has the meaning set forth in Section 12.5(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.9(c).

“Information Privacy and Security Laws” means all Laws applicable to any Company concerning the privacy or security of information or data that relates to an identified or identifiable individual, or that may be used to identify an individual, including HIPAA, the Family Educational Rights and Privacy Act, the Protection of Pupil Rights Amendment (PPRA), Education Law §2-d, and the Children’s Online Privacy Protection Act, in each case as in effect on the date hereof.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (b) all patents, utility models and design patents, all respective applications thereto and all invention/patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions and reexaminations thereof, (c) all Trademarks and renewals in connection therewith, (d) all copyrightable materials and works of authorship and all applications, registrations, extensions and renewals in connection therewith, (e) all mask works and all applications, registrations, extensions and renewals in connection therewith, (f) all Know-How and Confidential Business Information, (g) all computer software (including data and related documentation, object and source codes and anything that is necessary to use such software), (h) all rights in databases and data collections (including knowledge, customer lists and customer databases), (i) all rights to uniform resource locators, web site addresses, email address lists, email address names, social media accounts, handles and names and domain names, (j) all other proprietary, intellectual or industrial rights and any similar, corresponding or equivalent rights to any of the foregoing anywhere, whether tangible or intangible, that do not comprise or are protected by any of the rights mentioned above, in each case, to the extent protectable by applicable Law, and (k) all rights of action arising therefrom, all Claims by reason of past, present or future infringement thereof, and the right to sue and obtain damages or remedies for such infringement.

“Intended Tax Treatment” has the meaning set forth in Section 13.8.

“Interests” has the meaning set forth in the Recitals.

“Interim Financial Statements” has the meaning set forth in Section 3.7(a).

“IRS” has the meaning set forth in Section 3.14(a).

“IT Assets” means any and all software, hardware, servers, systems, sites, circuits, networks, data communications lines, routers, hubs, switches, interfaces, websites, platforms and other computer, telecommunications and information technology assets and equipment, and all associated documentation, in each case, owned, used or held for use by any Company.

“Know-How” means any and all information and data actually used in connection with the Business as of the Closing Date, irrespective as to whether such information and data is available by way of documentation, orally or in electronic format, and irrespective as to whether or not such information and data constitutes Intellectual Property or Confidential Business Information, including business and trade secrets, ideas, inventions, experience and expertise, research and development, development work in progress, formulas, processes, compositions, manufacturing and production processes and techniques, technical and business information data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, and all to the extent that such information and data are not protected by a patent, utility model, design patent or the respective application.

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“Law” means any federal, state, county, municipal or other governmental statute, law, rule, order, ruling, regulation, ordinance, judgment, decree or injunction any Governmental Authority, or any part thereof.

“Leased Real Property” has the meaning set forth in Section 3.10(b).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Liability” means any debt, obligation, duty or liability of any nature, whether deriving from common law, statute or otherwise, whether known or unknown, matured or unmatured, accrued or unaccrued, vested or unvested, asserted or unasserted, actual or contingent, vicarious, derivative or incurred jointly, severally or through secondary liability.

“Licensed Companies’ Intellectual Property” has the meaning set forth in Section 3.18(b).

“Lien” means any security interest, lien, pledge, hypothecation, assignment by way of security, title retention, right to acquire, right of pre-emption, right of set off, counterclaim, trust arrangement, escrow, option, right of first refusal, mortgage, charge, indenture, deed of trust, right of way, restriction on the use of real property, security agreement, easement, encroachment or any other security, preferential right, equity, similar encumbrance, restriction or limitation on the use of real or personal property, whether written or oral and whether or not relating in any way to credit or the borrowing of money, and any agreement to give or create any of the same.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Purchaser in the form attached hereto as Exhibit D.

“Losses” means any and all Claims, losses, Taxes, Liabilities, damages, deficiencies, interest, penalties, costs and expenses, including (a) losses resulting from the defense, settlement or compromise of a Claim, demand or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, and costs and expenses of investigation, (b) the costs and reasonable expenses of enforcing the indemnification provisions set forth in this Agreement, and (c) lost profits, lost revenues, business interruption, and losses due to impacts on business reputation.

“Material Adverse Effect” means any effect or change, either individually or in the aggregate, that has been, or would reasonably be expected to be, materially adverse to the Company Locations, the Business or the assets, Liabilities or operations of the Companies, taken as a whole, or to the ability of any Seller or any Company to perform its obligations under this Agreement and to consummate in a timely manner the transactions contemplated by this Agreement, whether or not foreseeable; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development or effect arising from or relating to (a) general business or economic conditions; (b) natural disasters, acts of war, pandemics or epidemics (including COVID-19), public health emergency, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof; (c) changes in financial, banking or securities markets; (d) changes in Law or GAAP or the implementation thereof; (e) conditions generally affecting the industry in which the Companies operate; or (f) any action required to be taken by the Companies pursuant to this Agreement; provided, further, that any event set forth in the foregoing clauses (a), (b), (c), (d) or (e) may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect to the extent that such events have had, or would reasonably be expected to have, a disproportionate adverse effect on the Company Locations, the Business or the assets, Liabilities or operations of the Companies, taken as a whole, relative to the other Persons in the day care industry.

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“Material Contracts” has the meaning set forth in Section 3.11(a).

“Metzler” has the meaning set forth in the Preamble.

“Metzler Employment Agreement” has the meaning set forth in the Recitals.

“Negative Adjustment Amount” has the meaning set forth in Section 2.9(f).

“Net Debt” means the amount equal to the sum (without any double-counting) of the following obligations of the Companies: (a) all outstanding indebtedness for borrowed money, including the aggregate amount owed under company credit cards; (b) accrued but unpaid interest payable with respect to indebtedness referred to in clause (a) and all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of any Company that are required to repay indebtedness referred to in clause (a) at the Closing; (c) all obligations for the deferred purchase price of property or services, including any holdback, deferred payment, earnout payment or similar payment; (d) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (e) all indebtedness created or arising under any conditional sale or other title retention agreement and all liabilities in respect of any leases of any property of any Company that have been or would be required to be accounted for as a capital lease in accordance with GAAP; (f) all obligations arising out of any financial hedging, swap or similar arrangement; and (g) obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction, but only to the extent that any such instrument has been drawn upon or a payment obligation has arisen thereunder and is outstanding. Notwithstanding the foregoing, “Net Debt” shall not include any amounts included in the calculation of the Net Working Capital or Unpaid Transaction Expenses Amount.

“Net Working Capital” means Current Assets, minus Current Liabilities; provided that in no event shall Net Working Capital include or take into account any amount included in the Closing Cash Amount, Closing Net Debt Amount or Unpaid Transaction Expenses Amount.

“Nomadar” has the meaning set forth in the Preamble.

“Nomadar Shares” means shares of the common stock of Nomadar, par value $0.000001 per share.

“Non-Controlling Party” has the meaning set forth in Section 12.5(d)(ii).

“Objection Notice” has the meaning set forth in Section 12.5(b)(i).

“Obligations” has the meaning set forth in Section 14.14.

“Option Notice” has the meaning set forth in Section 2.7.

“Option Period” has the meaning set forth in Section 2.7.

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“Option Purchase Price” has the meaning set forth in Section 2.7.

“Ordinary Course of Business” means the ordinary course of business of the applicable Company consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Companies’ Intellectual Property” has the meaning set forth in Section 3.18(a).

“Parties” means the Purchaser, the Companies, the Sellers and the Sellers’ Agent.

“Party” means the Purchaser, the Companies, the Sellers or the Sellers’ Agent, as applicable.

“Permitted Liens” means, as applicable: (a) Liens for Taxes not yet due and payable as of the Closing Date; (b) statutory liens of lessors, liens of carriers, warehousemen, mechanics and materialmen and similar liens incurred in the Ordinary Course of Business for amounts that are not yet due and payable as of the Closing Date and are not material to the Business; (c) easements, covenants and similar matters of record affecting title that do not or would not materially impair the use or occupancy of the Leased Real Property or the assets of the Companies in the operation of the Business as currently conducted thereon; and (d) Liens securing obligations that are reflected as liabilities on, or that are otherwise disclosed in, the Financial Statements.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Plan” means any written employee benefit plan (within the meaning of § 3(3) of ERISA), program, policy, practice or Contract providing benefits or compensation, including bonus, equity compensation, stock options, restricted stock awards, stock purchase agreements, long or short term incentives, severance, change in control benefits, retention, fringe benefits, deferred compensation, group or individual hospitalization, health, dental, vision, disability or life insurance coverage or supplemental retirement to any current or former employee, consultant or director, or beneficiary or dependent thereof, and whether covering one or more Persons, sponsored or maintained by any Company or ERISA Affiliate or to which any Company or ERISA Affiliate contributes or is obligated to contribute, or under which any current or former employee, consultant or director of any Company or any ERISA Affiliate is entitled to any compensation or benefits (whether or not contingent) as a result of service to any Company or ERISA Affiliate, including all “employee welfare benefit plans” within the meaning of § 3(1) of ERISA and all “employee pension benefit plans” within the meaning of § 3(2) of ERISA, or any similar plan governed by the Laws of a jurisdiction other than the United States of America.

“Positive Adjustment Amount” has the meaning set forth in Section 2.9(e).

“PPP” means the Paycheck Protection Program established under the CARES Act.

“PPP Loan Audit” has the meaning set forth in Section 3.24(e).

“PPP Loans” means the loans granted to the Companies under the PPP and set forth on Schedule 3.24(a).

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 13.2.

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“Pre-Closing Taxes” means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly or severally, pursuant to a Contract entered into (or assumed) by any Company on or prior to the Closing Date, in connection with the filing of a Tax Return, as a result of an assessment or adjustment by any Taxing Authority, by means of withholding or for any other reason, and whether or not disputed): (a) Taxes of or imposed on any Company for a Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date (as determined, in the case of a portion of a Straddle Period, based on the principles of Section 13.3(b)); (b) Taxes of any Person (other than an Company) imposed on any Company as a transferee or successor where the transaction giving rise to the liability on the part of such Company occurred prior to the Closing or by Contract entered into prior to the Closing (other than any commercial agreement entered into in the Ordinary Course of Business the primary subject of which is not Taxes); (c) the amount of any and all Taxes incurred by or imposed on any Company (or any Affiliate thereof, including, for the avoidance of doubt, the Purchaser) in any taxable period (or portion thereof) beginning after the Closing Date as a result of the receipt or forgiveness of the PPP Loans; (d) the Transfer Taxes; (e) all Taxes with respect to Pre-Closing Tax Periods deferred or imposed under COVID Relief, including any recapture of credits; (f) any Taxes related to an adjustment pursuant to § 481 of the Code (or similar provisions of state, local or non-U.S. Law) pursuant to an accounting method change occurring on or prior to the Closing Date; (g) any Taxes arising in connection with the Acquisition; and (h) any withholding Tax obligations imposed on the Purchaser, any Company or any Affiliate of the Purchaser or any Company as a result of payments to, or at the direction of, any Seller in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

“Pro Rata Portion” means, for a Seller, that percentage set forth for such Seller on Exhibit E attached hereto.

“Purchase Option” has the meaning set forth in Section 2.7.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchased Interests” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Party” has the meaning set forth in Section 12.2.

“Purchaser Interests” means 49% of the membership interests of the Purchaser.

“Purchaser Tax Returns” has the meaning set forth in Section 13.3(a).

“Purchaser’s Auditors” has the meaning set forth in Section 8.11(c).

“Qualified Plan” has the meaning set forth in Section 3.14(b).

“Ray” has the meaning set forth in the Preamble.

“Real Property Leases” has the meaning set forth in Section 3.10(b).

“Release” means the release, deposit, disposal or leakage of any Hazardous Material at, into, upon or under any land, water or air, or otherwise into the environment, including by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

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“Released Parties” has the meaning set forth in Section 11.2.

“Releasing Parties” has the meaning set forth in Section 11.2.

“Representative” of a Person means any of the directors, managers, officers, employees, advisors, agents, stockholders, members, consultants, lawyers, accountants, investment bankers, financial advisors or other representatives of such Person.

“Response” has the meaning set forth in Section 12.5(b).

“Restricted Period” has the meaning set forth in Section 11.1(a).

“Restricted Territories” means New York, North Carolina, South Carolina, Austria and the United Kingdom.

“Schedule” has the meaning set forth in Section 1.2(b).

“SEC” has the meaning set forth in Section 8.11(b).

“Second Additional Payment Amount” means $1,300,000.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission or any successor agency promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Contribution” has the meaning set forth in the Recitals.

“Seller Indemnified Party” has the meaning set forth in Section 12.3.

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Agent” has the meaning set forth in the Preamble.

“Sellers’ Agent Expenses” has the meaning set forth in Section 14.2(e).

“Sellers’ Knowledge” means the actual knowledge of each Seller and the knowledge that each Seller would have obtained after reasonable due inquiry.

“Straddle Period” means a period beginning before the Closing Date and ending after the Closing Date.

“Straddle Period Tax Returns” has the meaning set forth in Section 13.3(a).

“Target Cash Amount” means $250,000.

“Target Net Working Capital” means $100,000.

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“Tax” or “Taxes” means any and all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, non-U.S. and other income, franchise, profits, gross receipts, capital gains, capital stock, employment, disability, transfer, real and personal property, sales, use, registration, customs duties, alternative or add on minimum, value-added, unclaimed property or escheat, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding or other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or not, and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or Affiliated Group or of a contractual obligation to indemnify any Person.

“Tax Proceeding” has the meaning set forth in Section 13.5.

“Tax Return” means any federal, state, local or non-U.S. return, statement, form, declaration, report, disclosure, estimate, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction or authorization under applicable Law over the assessment, determination, collection, administration or other imposition of Taxes.

“Third Party Claim” has the meaning set forth in Section 12.5(d)(i).

“Trademarks” means all trademarks, service marks, logos, brand names, slogans, certification marks, trade dress, corporate names, fictitious business names, assumed names, trade names and other indications of origin, in each case, whether registered, applied for, common law or otherwise, and all goodwill arising from or associated with the foregoing.

“Transfer Taxes” means all sales, use, transfer, real property transfer, valued added, goods and services, gross receipts, excise, conveyance, documentary, stamp duty, recording, registration and other similar Taxes, charges and fees (including any penalties, interest and additions to Tax) incurred in connection with the transactions contemplated by this Agreement, whether payable by the Purchaser, any Seller, any Company or any Affiliate of the Purchaser, any Seller or any Company.

“Treasury Regulations” means the regulations, including proposed regulations and temporary regulations, promulgated by the United States Department of the Treasury under the Code. All citations to the Treasury Regulations shall include all amendments thereto and any substitute and successor provisions.

“Unaudited Financial Statements” has the meaning set forth in Section 3.7(a).

“Unpaid Transaction Expenses” means all Company Transaction Expenses that are unpaid as of the Closing Time.

“Unpaid Transaction Expenses Amount” means the aggregate amount of all Unpaid Transaction Expenses (whether or not billed) that have not been paid in full prior to the Closing.

“WARN Act” has the meaning set forth in Section 3.15(i).

“Working Capital Deficiency” means the amount (if any) by which Net Working Capital is less than the Target Net Working Capital.

“Working Capital Overage” means the amount (if any) by which the Net Working Capital is greater than the Target Net Working Capital.

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1.2	Usage; Disclosure Schedules.

(a)	Interpretation. In this Agreement unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any gender includes the other gender;

(iii)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(iv)	“hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

(v)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vi)	“or” is used in the inclusive sense of “and/or”;

(vii)	relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(viii)	references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)	Disclosure Schedules. References to “Schedule” or “Schedules” in this Agreement shall be deemed to reference the Disclosure Schedules. The Disclosure Schedules shall be arranged according to the Sections and Subsections of this Agreement. Any disclosure set forth in a Schedule shall be deemed to be disclosed only with respect to its corresponding Section or Subsection of this Agreement and only to the extent such disclosure is expressly set forth in such Schedule.

Article II
SALE AND PURCHASE OF THE INTERESTS; CLOSING

2.1	Sale and Purchase of the Interests. Subject to the terms and conditions of this Agreement, and on the basis of, and in reliance upon, the covenants, agreements, representations and warranties set forth in this Agreement, at the Closing, (i) the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, free and clear of any and all Liens, and the Purchaser shall purchase and acquire from the Sellers, all right, title and interest in and to the Purchased Interests in exchange for the Closing Payment, minus the Purchaser Interests, and (ii) the Sellers shall contribute to the Purchaser, free and clear of any and all Liens, and the Purchaser shall receive from the Sellers, all right, title and interest in and to the Contributed Interests in exchange for the Purchaser Interests (the “Acquisition”).

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2.2	Consideration.

(a)	Subject to adjustments as set forth in this Agreement, the total aggregate consideration payable by the Purchaser for the Interests held by the Sellers shall be an amount (the “Purchase Price”) equal to:

(i)	the Purchaser Interests;

(ii)	plus, the Base Closing Payment Amount;

(iii)	plus, the Cash Overage (if any);

(iv)	minus, the Cash Deficiency (if any);

(v)	plus, the Working Capital Overage (if any);

(vi)	minus, the Working Capital Deficiency (if any);

(vii)	minus, the Closing Net Debt Amount;

(viii)	minus, the Unpaid Transaction Expenses Amount;

(ix)	plus, the First Additional Payment Amount,

(x)	plus, the Second Additional Payment Amount,

(xi)	plus, the Earnout Payment Amount, if any.

(b)	The “Closing Purchase Price” shall be equal to:

(i)	the Purchaser Interests;

(ii)	plus, the Base Closing Payment Amount;

(iii)	plus, the Cash Overage (if any);

(iv)	minus, the Cash Deficiency (if any);

(v)	plus, the Working Capital Overage (if any);

(vi)	minus, the Working Capital Deficiency (if any);

(vii)	minus, the Closing Net Debt Amount;

(viii)	minus, the Unpaid Transaction Expenses Amount.

(c)	The “Closing Payment” shall be equal to:

(i)	the Purchaser Interests;

(ii)	plus, the Estimated Closing Purchase Price;

(iii)	minus, the Holdback Amount.

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2.3	Estimated Closing Purchase Price.

(a)	At least five (5) Business Days prior to the Closing Date, the Sellers’ Agent shall deliver to the Purchaser a written certificate in the form of the Example Statement, executed by the Sellers’ Agent (the “Estimated Closing Statement”), setting forth (i) an estimated consolidated balance sheet of the Companies as of the Closing Time, prepared in accordance with the Accounting Principles, and (ii) in reasonable detail, the Sellers’ Agent’s good faith estimated calculations of (A) the Cash Overage (if any), (B) the Cash Deficiency (if any), (C) the Working Capital Overage (if any), (D) the Working Capital Deficiency (if any), (E) the Closing Net Debt Amount, (F) the Unpaid Transaction Expenses Amount, and (G) the estimated Closing Purchase Price (the “Estimated Closing Purchase Price”) calculated based on items (A) through (F). The Estimated Closing Statement will also identify the payments of Net Debt and Unpaid Transaction Expenses which are to be paid at the Closing.

(b)	The Estimated Closing Statement shall be prepared in good faith and shall be accompanied by information reasonably necessary for the Purchaser to confirm the Sellers’ Agent’s calculations of the Estimated Closing Purchase Price and each of its constituent components, as well as all other information that may be reasonably requested by the Purchaser. If the Purchaser has any objections to the Estimated Closing Statement, the Sellers’ Agent shall consider and take into account all such objections in good faith, and the Sellers’ Agent and the Purchaser shall cooperate reasonably to resolve such objections in a timely manner by revising the Estimated Closing Statement and the Estimated Closing Purchase Price.

2.4	Payments at Closing.

(a)	At the Closing, the Closing Payment shall be paid as follows: (i) the Purchaser shall issue the Purchaser Interests to the Sellers in accordance with their respective Pro Rata Portions; (ii) the Purchaser shall pay an aggregate amount equal to (A) the Closing Payment, minus (B) the Purchaser Interests, minus (C) $500,000 to the Sellers in accordance with their respective Pro Rata Portions, by wire transfer of immediately available funds to the account(s) designated by the Sellers in writing at least five (5) Business Days prior to the Closing Date, and (iii) Nomadar shall issue a number of Nomadar Shares, valued at $3.36575 per share, with aggregate value equal to $500,000, to the Sellers in accordance with their respective Pro Rata Portions, and rounded down to the nearest whole share.

(b)	Simultaneously with the Closing, the Purchaser, on behalf of the applicable Company, will deliver to each Person identified in the Estimated Closing Statement as a Person to be paid Company Transaction Expenses at Closing, by wire transfer of immediately available funds (to an account designated by such Person in writing at least five (5) Business Days prior to the Closing Date), an amount equal to the Companies Transaction Expenses owing to such Person in the Estimated Closing Statement.

(c)	Simultaneously with the Closing, the Purchaser shall repay, or cause to be repaid, on behalf of the applicable Company, all amounts necessary to discharge fully the then-outstanding balance of the Net Debt of the Companies as of the Closing Time that is evidenced by notes, bonds, debentures or other similar instruments, as is set forth on the Estimated Closing Statement, by wire transfer of immediately available funds, as directed by the holders of such Net Debt in the payoff letters delivered to the Purchaser at least five (5) Business Days prior to the Closing, and the Sellers shall make arrangements reasonably satisfactory to the Purchaser for such holders to deliver lien releases and cancelled notes or other instruments, as applicable, at the Closing (or after the Closing, as agreed to by the Purchaser on a case by case basis).

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2.5	Additional Payments.

(a)	Within thirty (30) days after the completion of the 2026-2027 soccer season of the Companies, the First Additional Payment Amount shall be paid as follows: (i) the Purchaser shall pay an aggregate amount of $1,000,000 to the Sellers in accordance with their respective Pro Rata Portions by wire transfer of immediately available funds to the account(s) previously designated by the Sellers in writing, and (ii) Nomadar shall issue a number of Nomadar Shares, valued per share at the average closing price of such shares for the ten (10) trading days prior to the date of issuance, with aggregate value equal to $300,000, to the Sellers in accordance with their respective Pro Rata Portions, and rounded down to the nearest whole share.

(b)	Within thirty (30) days after the completion of the 2027-2028 soccer season of the Companies, the Second Additional Payment Amount shall be paid as follows: (i) the Purchaser shall pay an aggregate amount of $1,000,000 to the Sellers in accordance with their respective Pro Rata Portions by wire transfer of immediately available funds to the account(s) previously designated by the Sellers in writing, and (ii) Nomadar shall issue a number of Nomadar Shares, valued per share at the average closing price of such shares for the ten (10) trading days prior to the date of issuance, with aggregate value equal to $300,000, to the Sellers in accordance with their respective Pro Rata Portions, and rounded down to the nearest whole share.

2.6	Earnout Payment.

(a)	The Sellers shall be eligible to receive a potential earnout payment equal to the lesser of (i) $1,500,000, and (ii) the amount by which the cumulative net income of the Companies over the Base Period exceeds $10,903,434.05 (the lesser of (i) and (ii), the “Earnout Payment Amount”).

(b)	Nothing contained herein shall restrict the Purchaser from making any decisions, taking any actions or failing to take any actions that it deems necessary or prudent to operate the Business and the Companies after the Closing in the Purchaser’s best interest, and the Purchaser shall have no liability with respect thereto.

(c)	The Earnout Payment Amount shall be paid to the Sellers in accordance with their respective Pro Rata Portions within thirty (30) days after the Earnout Payment Amount is finally determined pursuant to the terms of this Section 2.6 as follows: (i) by the Purchaser by wire transfer of immediately available funds to the account(s) previously designated by the Sellers in writing, (ii) by Nomadar by issuance of Nomadar Shares, valued at the average closing price for such shares over the ten (10) trading days prior to the date of issuance, and rounded down to the nearest whole share, or (iii) a combination of (i) and (ii), as shall be mutually agreed by the Purchaser and the Sellers holding a majority of the Purchaser Interests held by all Sellers as of immediately after the Closing. Within one hundred eighty (180) days after the end of the 2028-2029 soccer season of the Companies, the Purchaser shall deliver to the Sellers’ Agent a statement (the “Earnout Statement”) setting forth the Purchaser’s calculation of the Earnout Payment Amount (together with reasonable backup documentation therefor).

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(d)	If the Sellers’ Agent does not deliver to the Purchaser a notice of objection to the Earnout Statement (an “Earnout Statement Objection”) within thirty (30) days of receipt of the Earnout Statement (the “Earnout Statement Review Period”), then such Earnout Statement shall automatically be deemed final for all purposes following the end of the Earnout Statement Review Period. During the Earnout Statement Review Period, the Purchaser shall cause the Companies to make available to the Sellers’ Agent and the Sellers’ Agent’s accounting representatives reasonable access to the accounting records of the Companies in a manner not unreasonably disruptive to the Purchaser or the operations of the Companies. An Earnout Statement Objection shall (i) specify in reasonable detail the nature of any objection so asserted, and (ii) specify the line item or items in the Earnout Statement with which the Sellers’ Agent disagrees and the amount of each such line item or items as calculated by the Sellers’ Agent.

(e)	If the Sellers’ Agent shall have provided the Purchaser with an Earnout Statement Objection within the Earnout Statement Review Period, the Purchaser and the Sellers’ Agent shall attempt in good faith to reach an agreement as to the matters in dispute. If the Purchaser and the Sellers’ Agent shall have failed to resolve such disputed matters within thirty (30) days after receipt by the Purchaser of an Earnout Statement Objection (or such longer period as mutually agreed by the Purchaser and the Sellers’ Agent), then any such disputed matter may at any time thereafter be referred to an Independent Accounting Firm and shall be resolved pursuant to the terms of Section 2.9(c).

2.7	Purchase of Minority Interests. At any time from the Closing until the date that is 90 days after the Earnout Payment Amount is finally determined in accordance with Section 2.6 (the “Option Period”), Nomadar shall have the right, exercisable at its own discretion, to acquire all of the Purchaser Units issued to the Sellers at Closing from the Sellers for an aggregate purchase price equal to $4,400,000 (the “Option Purchase Price”), which shall be paid to the Sellers in accordance with their respective Pro Rata Portions as follows: (i) by Nomadar by wire transfer of immediately available funds to the account(s) previously designated by the Sellers in writing, (ii) by Nomadar by issuance of Nomadar Shares, valued at the average closing price for such shares over the ten (10) trading days prior to the date of issuance, and rounded down to the nearest whole share, or (iii) a combination of (i) and (ii), as shall be mutually agreed by the Purchaser and the Sellers holding a majority of the Purchaser Interests held by all Sellers as of immediately after the Closing (the “Purchase Option”). If, at any time during the Option Period, Nomadar elects to exercise the Purchase Option pursuant to the provisions of this Section 2.7, it shall deliver written notice of such election (an “Option Notice”) to the Sellers’ Agent. Delivery of an Option Notice shall constitute the exercise of the Purchase Option and shall bind each Seller to sell such Seller’s Purchaser Units to Nomadar for an amount equal to such Seller’s Pro Rata Portion of the Option Purchase Price. Within thirty (30) days following delivery of the Option Notice pursuant to this Section 2.7, Nomadar shall pay to each Seller such Seller’s Pro Rata Portion of the Option Purchase Price, and such Seller shall transfer such Seller’s Purchaser Units to Nomadar at a closing to be held within such thirty (30) day period identified by Nomadar. As a condition to payment of the Option Purchase Price, each Seller shall execute and deliver such documents, assignments and instruments, in such form and content as shall reasonably be required by Nomadar, to effectuate the transfer and assignment of such Seller’s Purchaser Units to Nomadar, and shall take such other actions as shall reasonably be necessary, to transfer and assign such Seller’s Purchaser Units to Nomadar.

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2.8	Holdback Payment.

(a)	On the first Business Day after the date that is the two (2) year anniversary of the Closing Date (the “Holdback Payment Date”), the Purchaser shall pay to the Sellers in accordance with their respective Pro Rata Portions, by wire transfer of immediately available funds to the account(s) previously designated by the Sellers in writing, as a deferred payment, an amount in cash equal to (i) the then-remaining Holdback Amount, minus (ii) the aggregate amount (if any) by which the Holdback Amount was reduced in satisfaction of any Negative Adjustment Amount pursuant to Section 2.9(f), minus (iii) the aggregate amount (if any) by which the Holdback Amount was reduced in satisfaction of any claim for indemnification made by any Purchaser Indemnified Party pursuant to Section 12.2 or Section 13.1, minus (iv) an amount (if any) equal to the aggregate amount of pending, but unsatisfied, claims for indemnification under Section 12.2 or Section 13.1.

(b)	In the event any amount of the Holdback Amount was withheld after the Holdback Payment Date for a pending, but unsatisfied, claim for indemnification under Section 12.2 or Section 13.1, to the extent determined to be payable to Sellers in accordance with a final, non-appealable resolution of such claim in accordance with the applicable provisions of this Agreement, within five (5) Business Days after such resolution, such amount shall be paid to the Sellers in accordance with their respective Pro Rata Portions by wire transfer of immediately available funds to the account(s) previously designated by the Sellers in writing.

2.9	Post-Closing Purchase Price Adjustment and Payment.

(a)	Within one hundred twenty (120) days after the Closing Date, the Purchaser shall deliver to the Sellers’ Agent a statement (the “Closing Statement”) setting forth an unaudited consolidated balance sheet of the Companies as of the Closing Time, prepared in accordance with the Accounting Principles, as well as calculations of the Closing Purchase Price and each of its constituent components, as identified in Section 2.2. The Closing Statement shall be prepared in good faith and shall be accompanied by information reasonably necessary for the Sellers’ Agent to confirm the Purchaser’s calculations of the Closing Purchase Price and each of its constituent components, as identified in Section 2.2.

(b)	If the Sellers’ Agent does not deliver to the Purchaser a notice of objection to the Closing Statement (a “Closing Statement Objection”) within ten (10) days of receipt of the Closing Statement (the “Closing Statement Review Period”), then such Closing Statement shall automatically be deemed final for all purposes following the end of the Closing Statement Review Period. During the Closing Statement Review Period, the Purchaser shall cause the Companies to make available to the Sellers’ Agent and the Sellers’ Agent’s accounting representatives reasonable access to the accounting records of the Companies in a manner not unreasonably disruptive to the Purchaser or the operations of the Companies. A Closing Statement Objection shall (i) specify in reasonable detail the nature of any objection so asserted, and (ii) specify the line item or items in the Closing Statement with which the Sellers’ Agent disagrees and the amount of each such line item or items as calculated by the Sellers’ Agent.

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(c)	If the Sellers’ Agent shall have provided the Purchaser with a Closing Statement Objection within the Closing Statement Review Period, the Purchaser and the Sellers’ Agent shall attempt in good faith to reach an agreement as to the matters in dispute. If the Purchaser and the Sellers’ Agent shall have failed to resolve such disputed matters within thirty (30) days after receipt by the Purchaser of a Closing Statement Objection (or such longer period as mutually agreed by the Purchaser and the Sellers’ Agent), then any such disputed matter may at any time thereafter be referred to an independent accounting firm of national standing to be proposed by the Purchaser and reasonably acceptable to the Sellers’ Agent (the “Independent Accounting Firm”). The Purchaser and the Sellers’ Agent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to cooperate with the Independent Accounting Firm in its resolution of the dispute. The determination of the Independent Accounting Firm will be binding upon the Parties and will be made as promptly as practicable but in no event later than thirty (30) days following referral of the disputed matter to the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be borne by the Purchaser, on the one hand, and the Sellers, on the other hand, in inverse proportion as they may prevail as to the matters resolved by the Independent Accounting Firm, which proportionate allocation shall also be determined by the Independent Accounting Firm and shall be included in the Independent Accounting Firm’s written report. In connection with the resolution of any such dispute, each of the Parties shall pay its own fees and expenses, including legal, accounting and consulting fees and expenses.

(d)	Following (i) the agreement between the Purchaser and the Sellers’ Agent of a disputed Closing Statement or the final determination by the Independent Accounting Firm pursuant to Section 2.9(c) or (ii) the end of the Closing Statement Review Period without the Sellers’ Agent delivering to the Purchaser a Closing Statement Objection pursuant to Section 2.9(b), the Closing Statement shall be deemed final (the “Final Closing Statement”).

(e)	If the Final Closing Statement reflects that the Estimated Closing Purchase Price is less than the Closing Purchase Price (such difference, the “Positive Adjustment Amount”), then within five (5) Business Days after the Closing Statement becomes final and binding on the Parties, the Purchaser shall pay to the Sellers in accordance with their respective Pro Rata Portions, by wire transfer of immediately-available funds to the account(s) previously designated by the Sellers in writing, an amount equal to the Positive Adjustment Amount.

(f)	If the Final Closing Statement reflects that the Estimated Closing Purchase Price is greater than the Closing Purchase Price (such difference, the “Negative Adjustment Amount”), then within five (5) Business Days after the Closing Statement becomes final and binding on the Parties, the Sellers shall pay to the Purchaser, by wire transfer of immediately-available funds to the account specified by the Purchaser, an amount equal to the Negative Adjustment Amount; provided that if the Sellers shall fail to pay any such amount during such five (5) Business Day period, the Purchaser may, in its sole discretion, reduce the Holdback Amount by the amount of the Negative Adjustment Amount, and the Sellers shall be required to replenish the Holdback Amount promptly by an amount equal to the Negative Adjustment Amount.

(g)	The Parties agree to treat any payment made pursuant to this Section 2.9 as an adjustment to the Closing Purchase Price for federal, state, local and foreign income Tax purposes.

2.10	Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the fifth (5th) Business Day following the satisfaction of all conditions precedent set forth in Article IX (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time, place and date as the Parties may agree (the “Closing Date”). The Closing shall take place by exchange of facsimile or electronic (such as .pdf or similar formats) copies of the Closing documents and prior delivery or escrow of certificates for Equity Interests and other original documents as may be reasonably requested by the Parties.

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2.11	Closing Obligations.

(a)	On or prior to the Closing and subject to the terms and conditions contained herein, the Companies and the Sellers shall deliver or cause to be delivered to the Purchaser the following:

(i)	Instruments of transfer, duly executed in blank, transferring the Interests of Fox NC and Fox NY, free and clear of any Liens, to the Purchaser;

(ii)	A duly executed instrument of transfer of the entire issued share capital of Fox UK in favor of the Purchaser;

(iii)	The relevant share certificate(s) in respect of the entire issued share capital of Fox UK (or an indemnity in favor of the Purchaser in respect of any lost share certificate(s));

(iv)	A voting power of attorney executed by the relevant Sellers in respect of the entire issued share capital of Fox UK in favor of the Purchaser;

(v)	The LLC Agreement, duly executed by each of the Sellers as a “Member” thereunder;

(vi)	A duly executed certificate of the Secretary of each Company certifying, as complete and accurate as of the Closing, (A) the Governing Documents of such Company, (B) all requisite resolutions or actions of such Company’s officers, directors, managers and members approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (C) the incumbency and signatures of the duly authorized officers of such Company executing this Agreement, the officer’s certificate described in Section 2.11(a)(vii) and any other documents relating to the transactions contemplated by this Agreement;

(vii)	A duly executed certificate of a duly authorized executive officer of each Company certifying as to (A) the accuracy of such Company’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 9.2(a), (B) such Company’s compliance with and performance of the covenants, agreements and obligations to be performed or complied with by such Company at or before the Closing in accordance with Section 9.2(b), and (C) compliance with the condition set forth in Section 9.2(c);

(viii)	A duly executed certificate of each Seller, certifying as to (A) the accuracy of such Seller’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 9.2(a), and (B) such Seller’s compliance with and performance of the covenants, agreements and obligations to be performed or complied with by such Seller at or before the Closing in accordance with Section 9.2(b);

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(ix)	All statutory books, minute books, membership interest transfer books, membership interest certificate books and corporate certificates made up to the Closing Date, and all corporate seals and financial and accounting books and records of the Companies;

(x)	Resignations, effective as of the Closing Date, from each officer and director of each Company, unless otherwise requested by the Purchaser;

(xi)	For each Company, a certificate from each Seller stating that such Seller is not a “foreign Person” as defined in § 1445 of the Code;

(xii)	Executed payoff letters from the creditors of each Company, each in a form that is acceptable to the Purchaser, together with copies of UCC-3 financing statements to be filed post-Closing (if applicable) that will evidence the termination of any funded Net Debt and Liens on any of the assets of any Company;

(xiii)	Executed guaranty termination letters from any Person that has indebtedness previously guaranteed by the Companies, in forms that are acceptable to the Purchaser, together with copies of UCC-3 financing statements to be filed post-Closing (if applicable) that will evidence the termination of any such guarantees issued by the Companies;

(xiv)	Evidence, in form and substance satisfactory to the Purchaser, of any and all governmental and/or regulatory authority approvals being obtained by the Sellers, as required pursuant to Section 3.5 or otherwise;

(xv)	Receipt of all approvals, licenses, permits, assignments and consents as required for each Company Location in order for the Companies to operate the Business after the Closing as the Business is currently operated;

(xvi)	A letter from Raluca Gold-Fuchs to Fox UK confirming that she shall cease to be a Person with Significant Control of Fox UK with effect from Closing, and a letter from the Purchaser to Fox UK confirming that the Purchaser shall be a registrable relevant legal entity of Fox UK with effect from Closing;

(xvii)	Evidence, in form and substance satisfactory to the Purchaser, of the assignment of the trademark Fox Soccer Academy from Ra Entertainment LLC to Fox NY and recordation thereof with the U.S. Patent and Trademark Office;

(xviii)	Evidence, in form and substance satisfactory to the Purchaser, that Joaquín Martín Perles has been appointed as Vice President of Fox Austria as of the Closing; and

(xix)	Such other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)	On or prior to the Closing and subject to the terms and conditions contained herein the Purchaser shall deliver or cause to be delivered to the Sellers:

(i)	The LLC Agreement, duly executed by Nomadar as a “Member” thereunder;

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(ii)	A certificate duly executed by an executive officer of the Purchaser as to (A) the accuracy of the Purchaser’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 9.3(a), and (B) the Purchaser’s compliance with and performance of its covenants, agreements and obligations to be performed or complied with at or before the Closing in accordance with Section 9.3(b); and

(iii)	The Closing Payment in accordance with Section 2.4.

2.12	Allocation of Purchase Price.

(a)	Within ninety (90) days following the determination of the Final Closing Statement pursuant to Section 2.9, the Purchaser and the Sellers’ Agent shall mutually agree on a schedule, in the form set forth on Schedule B attached hereto, allocating the Closing Purchase Price and the liabilities of the Companies (plus other relevant items) among the assets of the Companies for all purposes (including Tax and financial accounting) as required by §338 and §1060 of the Code and the applicable Treasury Regulations issued thereunder (the “Allocation Schedule”). The Allocation Schedule will be prepared in accordance with the applicable provisions of the Code and the methodologies set forth on Schedule B attached hereto. The Purchaser, the Companies and the Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule as agreed to by the Purchaser and the Sellers’ Agent. Any adjustments to the Closing Purchase Price herein shall be allocated in a manner consistent with the Allocation Schedule.

(b)	Any subsequent adjustment to the Closing Purchase Price (including any amounts adjusted or paid under Article II) shall be treated as an adjustment to the Closing Purchase Price for Tax purposes and shall be reflected in the Tax basis of the assets of the Companies pursuant to the provisions of §338 and §1060 of the Code and the Treasury Regulations issued thereunder. The Purchaser, the Companies and the Sellers shall timely and properly file, and cause their respective Affiliates to file, all Tax Returns and statements, forms and schedules in connection herewith in a manner consistent with the Allocation Schedule, as amended or modified under this Section 2.12, and shall take no position inconsistent therewith, except as otherwise required pursuant to a “determination” within the meaning of §1313 of the Code (or any comparable provision of state, local or non-U.S. Law).

2.13	Setoff Rights. The Sellers agree and acknowledge that the Purchaser shall have the right to deduct, set-off and retain from any payments due to the Sellers hereunder any amount that is owed to the Purchaser (or any of the Purchaser Indemnified Parties) hereunder by the Sellers in the Purchaser’s or Purchaser Indemnified Parties’ sole discretion; provided, however, that this Section 2.13 shall be subject to any and all notice and/or objection provisions provided herein.

2.14	Withholding. Notwithstanding anything in this Agreement to the contrary, the Companies, the Purchaser or any Affiliate of the Purchaser shall be entitled to deduct and withhold from the amounts payable to the Sellers such amounts as the Companies, the Purchaser or any Affiliate of the Purchaser are required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or non-U.S. Tax Law.

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Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

As a material inducement for the Purchaser to enter into this Agreement, and except as set forth on the Disclosure Schedules, each of the Companies and the Sellers, jointly and severally, represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

3.1	Organization. Each Company is a limited liability company or corporation, as applicable, duly organized or incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction or organization and has all power (corporate or otherwise) and authority to own, lease and operate its assets and properties, to conduct the Business as currently conducted and to perform all of its obligations under each agreement and instrument by which it is bound or subject. Each Company is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required.

3.2	Power and Authority.

(a)	Each Company has all power (corporate or otherwise) and authority to execute and deliver this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by each Company of the transactions contemplated by this Agreement that are required to be performed by such Company hereunder have been duly authorized by the members and managers (or comparable governing body) of such Company in accordance with applicable Law and the Governing Documents of such Company, and no other action (corporate or otherwise) on the part of any Company is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

(b)	This Agreement has been duly authorized, executed and delivered by each Company and (assuming due authorization, execution and delivery by the Purchaser) constitutes a valid and legally binding agreement of each Company, enforceable against such Company in accordance with its terms, subject to the Enforceability Exceptions.

(c)	Copies of the Governing Documents of each Company, as amended to date, have been delivered to the Purchaser, are true, complete and correct in all respects and are in full force and effect as of the date hereof.

3.3	Subsidiaries. No Company owns any Equity Interest in any Person or any right (contingent or otherwise) to acquire any Equity Interest in any Person.

3.4	No Conflict; No Violation of Laws. The execution, delivery and performance by each Company of each of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance with and fulfillment of the terms, conditions or provisions hereof will not: (a) conflict with or violate any provision of the Governing Documents of any Company, (b) require on the part of any Company any notice to or filing with a Governmental Authority or any other Person, or require any Governmental Authorization or any authorization, consent or approval of any other Person, (c) violate any applicable Law, (d) conflict with, result in a breach of, constitute a default or event of default (or an event that could, with the passage of time or the giving of notice, or both, constitute a default or event of default) under, result in the acceleration or termination of, result in the loss of any right under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Contract or (e) result in the (i) creation, maturation or acceleration of any Liability of any Company (or give to any other Person the right to cause such a creation, maturation or acceleration), or (ii) creation or imposition of any Lien upon the Interests or any material assets of any Company or give to any other Person any interest or right therein.

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3.5	Governmental Authorizations.

(a)	Each Company holds all Governmental Authorizations necessary or required by applicable Law to enable such Company to conduct the Business in the manner in which it is currently being conducted, and all such Governmental Authorizations will remain valid and issued to such Company following the execution of this Agreement and the Closing, without the need to transfer, reissue or modify any such Governmental Authorization.

(b)	Each Company is in compliance, in all material respects, with the terms and requirements of such Governmental Authorizations. No Company has received any written notice or other communication from any Person or Governmental Authority (i) asserting any violation of, or failure to comply with, any term or requirement of any Governmental Authorization, or (ii) giving notice of the revocation or withdrawal of any Governmental Authorization applicable to such Company, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could reasonably be expected to constitute a breach or default under any Governmental Authorization applicable to such Company.

3.6	Capitalization.

(a)	The Interests are owned, beneficially and of record, by the Sellers. The Interests are duly authorized, validly issued, fully paid and non-assessable, were issued in conformity with all applicable federal and state securities or “blue sky” Laws and regulations and were not issued in violation of any preemptive or other right. The Interests represent one hundred percent (100%) of the Equity Interests of each Company outstanding on the date hereof. The Interests are held free and clear of any restrictions on transfer (other than any restrictions under the Securities Act or state securities laws), Taxes or Liens. The Sellers own one hundred percent (100%) of the Interests. Schedule 3.6(a) sets forth, as of the date hereof, a true, complete and correct list, for each Company, of the members or shareholders, as applicable, of such Company, which list includes (i) the name and address of each member or shareholder, as applicable, and (ii) the percentage of membership interests or number and type of shares of capital stock, as applicable, owned by each such member or shareholder. Following the Closing, good and valid title to the Interests will pass to the Purchaser, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes or Liens.

(b)	There are no outstanding or authorized options, warrants, rights, Contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any Company is party or which is binding upon any Company or to which any of the Interests are subject. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to any Company. There are no outstanding (i) securities of any Company convertible into or exchangeable for shares of capital stock, membership interests or voting securities of such Company, or (ii) options, offers, warrants, conversion rights, agreements or other rights to acquire from any Company, or obligations of any Company to issue (or reserve for issuance), any capital stock, membership interests, voting securities or securities convertible into or exchangeable for capital stock, membership interests or voting securities of such Company. No Company is a party to any agreement or understanding, oral or written, relating to the ownership, sale, voting or transfer of any portion of the Interests. No Company has any outstanding bonds, debentures, notes or other debt-like obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) on any matter.

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3.7	Financial Statements.

(a)	Attached to Schedule 3.7(a) are true and complete copies of the Companies’ unaudited consolidated financial statements as of December 31, 2024 and December 31, 2025 (collectively, the “Unaudited Financial Statements”) and an unaudited consolidated balance sheet of the Companies for the six (6) month period ended June 30, 2026 (the “Interim Financial Statements” and, together with the Unaudited Financial Statements, the “Financial Statements”).

(b)	Each of the Financial Statements has been prepared in accordance with the Accounting Principles applied consistently throughout the applicable periods and fairly presents, in all material respects, the consolidated financial condition of the applicable Company as of its respective date and in the case of the Interim Financial Statements, subject to normal year-end adjustments consistent with prior years, none of which will be material.

(c)	The books of account and other financial records of the Companies (i) are complete and correct in all material respects, (ii) have been maintained in accordance with sound business practices and the Accounting Principles, (iii) are in a form and condition sufficient to permit the preparation of audited financial statements in accordance with GAAP and Regulation S-X, including audited financial statements for the fiscal years ended December 31, 2024 and December 31, 2025, and an opening balance sheet as of January 1, 2024, and (iv) are sufficient to support any audit or review by the Purchaser’s Auditors of the Audited Financial Statements or any other financial information of the Companies.

(d)	No Company has any Liabilities (whether or not the subject of any other representation or warranty hereunder), except for Liabilities (i) that have been reserved against on the Interim Financial Statements (which reserves are adequate, appropriate and reasonable), (ii) incurred in the Ordinary Course of Business of such Company since January 1, 2026, and which are not, and would not reasonably be expected to be, individually or in the aggregate, material, (iii) arising under this Agreement, or (iv) arising under obligations of future performance under the Real Property Leases, the Material Contracts identified on Schedule 3.11(a) and provided to the Purchaser, or entered into after the date hereof without violating or breaching Section 8.1 (except to the extent such Liability has arisen as result of a breach or otherwise outside of the Ordinary Course of Business, without limiting clause (iv)).

3.8	Absence of Changes or Events. Since January 1, 2026, each Company has conducted its operations in the Ordinary Course of Business and there has been no change or event in the Business that has resulted in, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since January 1, 2026:

(a)	No Company has acquired (including by merger, consolidation or acquisition of stock), purchased, sold, leased, transferred, or assigned any material assets, tangible or intangible, or entered into any oral or written agreement or understanding with respect to the foregoing, other than sales of goods or services in the Ordinary Course of Business;

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(b)	No Company has entered into any Material Contract outside the Ordinary Course of Business;

(c)	No Person (including any Company) has accelerated, terminated, made material modifications to, canceled, rescinded, or waived or entered into an accord and satisfaction with respect to any term, condition or provision of, any Contract to which any Company is a party or by which it is bound or subject;

(d)	No Person has imposed any Liens, other than Permitted Liens, upon any of the assets, tangible or intangible, of any Company;

(e)	No Company has made any material capital expenditures outside the Ordinary Course of Business;

(f)	No Company has made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

(g)	No Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligations;

(h)	There has been no change made or authorized in the Governing Documents of any Company;

(i)	No Company has changed, issued, sold or otherwise disposed of any of its Equity Interests;

(j)	No Company has (i) delayed or postponed the payment of any accounts payable or other material Liabilities, or failed to timely accrue any expenses, (ii) accelerated any billings or the recognition of revenue, or (iii) accelerated or accepted the prepayment of any material accounts or notes receivable, in each instance outside the Ordinary Course of Business;

(k)	No Company has declared, set aside or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its Equity Interests;

(l)	No Company has materially and adversely modified or changed its relationship with any of its material suppliers, customers and others having business relations with it;

(m)	No Company has experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)	No Company has made any material change in its method of doing business or any change in its accounting principles or method of application of such principles or practices;

(o)	No Company has granted to any current or former officer, director, employee, agent or independent contractor any (i) loan, benefit, award, bonus or other additional compensation, or (ii) increase in severance or change in control or termination pay, benefits or compensation;

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(p)	No Company has made any material change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business, or otherwise terminated any key employees or a material number of other employees;

(q)	No Company has waived, released or settled any individual or series of related rights or Claims outside of the Ordinary Course of Business;

(r)	No Company has permitted any policy of insurance to lapse or be cancelled;

(s)	No Company has made a binding commitment to do, effect, implement or acquiesce to any of the foregoing; and

(t)	No Seller or Company has (i) made or changed any Tax election, (ii) adopted or changed any material method of accounting for Tax purposes or annual accounting period in respect of Taxes other than as required by applicable Law, (iii) filed any amended Tax Return, (iv) entered into any “closing agreement,” (v) surrendered any right to claim a Tax refund, (vi) extended or waived the statute of limitations period for the assessment or collection of any Tax, in each case, that would reasonably be expected to increase the Tax liability of the Purchaser or any Company in a post-Closing Tax period (or portion thereof).

3.9	Condition, Title and Sufficiency of Assets. Each Company owns, leases or has an agreement to utilize all tangible assets necessary for the operation of the Business as currently conducted. The tangible assets owned or used by each Company in the operation of the Business (a) are in good operating condition and repair, (b) are free from material defects (latent and patent), and (c) are suitable for the purposes for which they are presently used and sufficient for the operation of the Business as currently conducted and as an independent going concern. Each Company has good, valid and marketable title to all of its assets, free and clear of any Liens, other than Permitted Liens. Immediately after giving effect to the Closing, each Company will continue to own or have the right to use all of the assets owned or used by such Company in the operation of the Business prior to the Closing.

3.10	Real Property.

(a)	No Company owns or has ever owned any interest in any real property. No Company is a party to any agreement or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, the Business.

(b)	Schedule 3.10(b) sets forth a complete and correct list of all leases, subleases, licenses, occupancy agreements and other agreements, including all modifications, amendments, guaranties, subordination and non-disturbance agreements and supplements thereto (collectively, the “Real Property Leases”), under which any Company uses or occupies, or has the right to use or occupy, now or in the future, any real property, including the land, buildings and other improvements thereon (the “Leased Real Property”).

(c)	The Companies have delivered to the Purchaser true, correct and complete copies of each Real Property Lease in effect as of the date hereof. Each Real Property Lease constitutes the entire agreement to which the applicable Company is a party with respect to the underlying Leased Real Property.

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(d)	No permit, license or certificate of occupancy pertaining to the leasing or operation of any Leased Real Property, other than those that are transferable as a result of this Agreement, is required by any Governmental Authority.

(e)	With respect to each of the Real Property Leases (i) such Real Property Lease is in full force and effect against the applicable Company and the other parties thereto, subject to the Enforceability Exceptions, (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Real Property Lease and will not result in a breach of or default under such Real Property Lease, (iii) no Company is currently subleasing or permitting the occupancy or use of any of the property demised, or any portion thereof, pursuant to a Real Property Lease by another Person or entity, and (iv) no Company is in receipt of any written notice of default under any Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute a breach or default by any Company or permit the termination, modification or acceleration of rent by the landlord under such Real Property Lease.

(f)	There are no material defects in any Leased Real Property, as to title or condition. Each Company is in peaceful and undisturbed possession of each Leased Real Property and, with respect to each Leased Real Property, has all easements and rights-of-way necessary for the conduct of the Business. No Company has received a notice of default under any easement, restrictive covenant or any similar instrument or agreement affecting any Leased Real Property. There does not exist any pending or, to the Sellers’ Knowledge, threatened, condemnation or eminent domain proceedings that affect any Leased Real Property. During the past five (5) years, no Company has received any written notice that it is in violation of any zoning Law. Each Leased Real Property is zoned so as to permit the maintenance and use of the Leased Real Property for the Business as it is used as at the date hereof without variances or conditional use permits. The roofs, walls, foundations, water, sewer, plumbing, air conditioning and electrical systems and other major structural components of the Leased Real Properties are structurally sound, in good operating condition, ordinary wear and tear excepted, and free from material defects and are fit for their existing use in connection with the Business.

(g)	No Company has received any written directive to, and is not under any obligation to, make any improvements to any Leased Real Property, including with respect to the buildings located on the Leased Real Property or access roadways, public plazas or otherwise, which have not been made. No Company has received any written notice that any building, land-use, fire, safety and signage or other applicable Laws, including the Americans with Disabilities Act, or orders are being violated, in any material respect, on the Leased Real Property.

(h)	No security deposit or portion thereof with respect to any Real Property Lease has been applied by the landlord for any purpose, which has not been reinstated.

3.11	Contracts.

(a)	Schedule 3.11(a) sets forth all of the following Contracts to which any Company is party or by which any Company is bound or to which any of its respective assets are subject (such Contracts, collectively, the “Material Contracts”):

(i)	Contracts that involve binding commitments to make capital expenditures or that provide for the purchase of goods or services by any Company from any one Person or its Affiliates under which the annual expected payments for the undelivered balance of such products or services is in excess of $10,000;

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(ii)	Contracts that provide for the sale of services by any Company and under which the annual expected payments or the undelivered balance of such products or services is in excess of $10,000;

(iii)	Contracts providing for service or maintenance of the buildings on any of the Leased Real Property;

(iv)	Contracts relating to the borrowing of money by any Company, or the granting by any Company of a Lien on any of its assets, or any contingent obligation of any Company;

(v)	Contracts continuing over a period of more than one (1) year from the date thereof and not terminable by any Company upon sixty (60) days’ or less notice without penalty;

(vi)	Contracts relating to the marketing, sale, advertising or promotion of any Company’s services;

(vii)	employment, consulting and non-competition Contracts with any Employee, officer, agent or consultant;

(viii)	Contracts pursuant to which any Company is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person;

(ix)	Contracts providing for the payment of any Cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(x)	Contracts with Affiliates of any Company;

(xi)	Contracts providing for loans or advances to, or investments in, any Person or agreements relating to the making of any such loan, advance or investment, other than obligations to provide travel, reimburse business expenses, and similar advances consistent with the applicable Company’s standard procedures;

(xii)	Contracts relating to Intellectual Property listed in Schedule 3.18(a);

(xiii)	Contracts involving non-competition, non-solicitation, standstill or other similar arrangements which limit the freedom of any Company or its current or future Affiliates to engage in any line of business, acquire any entity, to compete with any Person or in any market or geographical area or to solicit any individual or class of individuals for employment; and

(xiv)	Any Contract that is a Government Contract.

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(b)	True, correct and complete copies of all Material Contracts have been provided to the Purchaser. All Material Contracts are legal, valid, binding, enforceable by the applicable Company (subject to the Enforceability Exceptions), and in full force and effect.

(c)	No Company is, and none of the other parties to any Material Contract are, in breach, violation or default under any Material Contract.

(d)	No approval or consent of any Person who is a party to any Material Contract is needed in order that such agreements continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

(e)	No Company has received written notice of, undergone, or is undergoing, any actual audit, inspection, survey, examination of records, by any Governmental Authority relating to any Government Contract. No Company has received written notice of, undergone, or is undergoing any actual administrative, civil or criminal investigation, indictment or review relating to any Government Contract, and no such audit, inspection, survey, examination of records, or civil or criminal investigation, indictment or review is threatened or planned.

3.12	Legal Proceedings. There is no Legal Proceeding with respect to any Company pending or, to the Sellers’ Knowledge, threatened against any Company before any Governmental Authority. There is no other pending or, to the Sellers’ Knowledge, threatened Legal Proceeding that otherwise relates to or could reasonably be expected to adversely affect the Business or any of the material assets owned or used by any Company. None of the Companies, the Business or any Leased Real Property is subject to any outstanding injunction, judgment or other order or ruling of, or settlement issued or approved by, any Governmental Authority. Schedule 3.12 describes all Legal Proceedings in which any Company has been subject since January 1, 2020, including the current status or final disposition of such Legal Proceedings. There are and have been no Accusations, investigations, inspections or other proceedings by law enforcement or any Governmental Authority that are pending or, to the Sellers’ Knowledge, threatened with respect to Abuse or a violation of Law by any Company Representative in connection with such Company Representative’s duties for, engagement with or action on behalf of any Company, and there are no facts or circumstances that could be expected to give rise to any such Accusations, investigations, inspections or other proceedings.

3.13	Compliance with Laws.

(a)	Each Company has complied, in all material respects, with, and is currently in compliance, in all material respects, with all applicable Laws. No Company has been charged with any violation of any provision of any applicable Law and no Company has received any notice to the effect that, or has otherwise been advised by any Governmental Authority that, such Company is not in compliance in all material respects with all applicable Laws.

(b)	Each Company and the directors, managers, officers, employees, Representatives and agents of each Company have complied, in all material respects, with all statutory, regulatory and other legal requirements pertaining to the Government Contracts to which such Person is a party.

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(c)	No Seller or Company has in the last five (5) years taken, committed to take or been alleged to have taken, any action that would cause such Seller or Company, as applicable to be in violation of the United States Foreign Corrupt Practices Act or the regulations promulgated thereunder, as amended from time to time, or any applicable Law of similar effect of another jurisdiction, including (i) having employed or retained as a consultant or advisor, any governmental or political official in any country while such official was in office, (ii) having provided services that were not legal to provide, or (iii) having offered, agreed to offer, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment), or any commission payment, in any case in excess of normal, reasonable and proper amounts payable, to: (A) any person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not government-owned); any political party or official thereof; (B) any candidate for political office or political party office; or (C) any other Person, while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official or candidate, or any entity affiliated with such customer, political party official or political office.

3.14	Employee Benefit Plans.

(a)	Schedule 3.14(a) includes a complete list of all Plans. With respect to each Plan, the applicable Company has provided or caused to be provided to the Purchaser: (i) the current summary plan description and summary of material modifications (if any); (ii) a complete copy of such Plan document and where the Plan is unwritten, a written description of the terms thereof; (iii) a copy of each trust or funding arrangement prepared in connection with such Plan; (iv) a copy of the last three (3) years’ Form 5500 filed with the Internal Revenue Service (“IRS”), if such Plan is subject to the requirement to file such Form; (v) the most recently received IRS determination letter for such Plan that has received an IRS determination letter, or, in the case of any Plan that was adopted or amended with a prototype or volume submitter plan, any favorable opinion or advisory letter issued by the IRS or other applicable Taxing Authority to the sponsor of such prototype or volume submitter plan; and (vi) a copy of the most recently prepared actuarial report or financial statement in connection with such Plan that is required to prepare or distribute such actuarial report or statement.

(b)	The IRS has issued a favorable determination letter with respect to each Plan that is intended to be a “qualified plan” within the meaning of §401(a) of the Code (a “Qualified Plan”), or, in the case of any Qualified Plan that was adopted or amended with a prototype or volume submitter plan, the Qualified Plan can rely on a favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan, and with respect to any trust established in connection with a Qualified Plan and which is intended to be exempt from federal taxation under §501(a) of the Code, no event has occurred, and no circumstance exists, that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust, and no fact or event exists that could reasonably be expected to result in the revocation of such exemption.

(c)	All contributions, premiums or payments required to be made by an Company or an ERISA Affiliate to any Plan by any applicable Laws or by any Plan document or other contractual undertaking, have been made or paid in full on or before their due date thereof. All such contributions, premiums and payments have been fully deducted for income Tax purposes; to the Sellers’ Knowledge, no such deduction has been challenged or disallowed by any Governmental Authority; and, to the Sellers’ Knowledge, no fact or event exists that could reasonably be expected to give rise to any such challenge or disallowance.

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(d)	Each Plan is now, and has been, operated in all material respects in accordance with its terms and all the requirements of ERISA, the Code and all Laws applicable to such Plan. No operational or plan failure exists or has at any time existed with respect to any Plan that is intended to be a Qualified Plan. There is not now, and there are no existing circumstances that would give rise to, any requirement for the posting of security with respect to any Plan or the imposition of any Lien on the assets of any Company under ERISA or the Code.

(e)	No Plan is, and at no time prior to the date hereof has any Company sponsored, maintained, or contributed to, a “multiemployer plan” within the meaning of §3(37) or §4001(a)(3) of ERISA, and no Plan is a single employer pension plan within the meaning of §4001(a)(15) of ERISA for which any Company or any ERISA Affiliate could incur any liability under §4063 or §4064 of ERISA. No Plan is subject to §412 of the Code or Title IV of ERISA. No Company has any defined benefit liabilities with respect to the pension plan maintained by Fox UK.

(f)	No Plan provides for the payment of separation, severance, termination or similar type benefits to any Person solely or partially as result of any transaction contemplated in this Agreement or as a result of the consummation of any transaction contemplated in this Agreement. None of the Plans provide for or promise retiree health, disability or life insurance or any other employee welfare benefits to former employees, directors or consultants, except to the extent required under §601 et. seq. of ERISA and §4980B of the Code.

(g)	There has not been any non-exempt prohibited transaction (within the meaning of §406 of ERISA or §4975 of the Code) with respect to any Plan. There has not been any reportable event (as that term is defined under ERISA and applicable regulations thereunder) with respect to any Plan.

(h)	All Plans that are subject to the requirements of §409A of the Code have been amended to comply, and have been operated in all material respects in accordance with, all applicable requirements of §409A of the Code and the regulations and IRS guidance thereunder.

(i)	None of the directors or officers of any Company have agreed or committed to enter into any contract or agreement to provide compensation or benefits to any individual, or to modify, change or terminate any Plan.

(j)	No audit is pending or, to the Sellers’ Knowledge, threatened with respect to any Plan (other than routine claims for benefits in the Ordinary Course of Business).

(k)	Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or together with any other events) will (i) entitle any current or former employee, consultant or director of any Company to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Plan, (iii) result in the payment of any amount that would not be deductible under §280G of the Code, or (iv) limit or restrict any right to merge, amend or terminate any Plan.

(l)	Each of the Plans is subject only to the Laws of the United States of America.

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3.15	Employees.

(a)	Schedule 3.15(a) contains a complete and accurate list of the following information for each employee of each Company (the “Employees”) as of the date hereof, including each Employee on leave of absence or layoff status: name, job title, total salary, wage, incentives and other compensation information, years of service, accrued vacation (as of the beginning of the fiscal year) and other accrued leave and service credited for purposes of any Plan or other term or condition of employment. Each Company has provided the Purchaser with complete copies of all personnel policies, rules and procedures applicable to its Employees.

(b)	There is no individual who provides or provided services to any Company, including consulting or advisory services, who is or was treated as an independent contractor by such Company but should be or have been properly classified as an employee under applicable Law. No Company has any Liability with respect to any misclassification of any individual who provides or provided services to any Company that is or was classified as exempt from overtime wages.

(c)	No Employee of any Company has a Contract with such Company with respect to his or her terms of employment, and all Employees are employed at will.

(d)	Each Company is in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including all such Laws relating to wages, hours, re-classification of employee status, collective bargaining, discrimination, immigration, naturalization, civil rights, equal pay, prevailing wage, health and safety, workers’ compensation and the collection and payment of withholding, social security Taxes, employment insurance premiums and similar Taxes. No Company is liable for any arrears of wages, Taxes, Claims or penalties, and no Company is, or will be, subject to any corrective action for failure to comply with any such applicable Law.

(e)	No Company is a party to or bound by any collective bargaining agreement, and no Company has experienced any strike, controversy, slowdown, work stoppage, lockout, material grievance, Claim of unfair labor practices or other collective bargaining dispute within the past five (5) years. No complaint against any Company or any of its consultants or Employees is pending or threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar Governmental Authority by or on behalf of any Employee. There are no organizational efforts, activities or proceedings presently being made or threatened by or on behalf of any labor union with respect to any of the Employees, and there has been no such organizational effort. None of the officers, directors, consultants or Employees of any Company has any action, complaint, charge, Claim, material grievance, arbitration or mediation pending or threatened against any Company.

(f)	There has been no charge of discrimination in employment or employment practices by any Person who is or has been employed by any Company or who otherwise provides or has provided services to any Company which has been asserted or is now pending or threatened for any reason, including age, gender, race, color, national origin, religion, disability, sexual orientation or other legally protected category before the United States Equal Employment Opportunity Commission or any other Governmental Authority.

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(g)	Each Company is in compliance with the Immigration Reform and Control Act of 1986 and the Immigration and Nationality Act of 1990 with respect to the Employees, including Immigration and Naturalization Service Form I-9 requirements, and state Laws requiring the use of the E-Verify system to confirm eligibility to work.

(h)	No Company is a federal contractor or subcontractor subject to Executive Order 11246 or any other federal, state or local Law requiring adoption or maintenance of any affirmative action plan or program.

(i)	Each Company is in compliance with the requirements of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq. (the “WARN Act”) and has no Liabilities pursuant to the WARN Act. Each Company is in compliance with any similar or related applicable state or local Laws, and has no Liabilities pursuant to such state or local Laws.

3.16	Environmental Matters.

(a)	Each Leased Real Property and the Companies’ operation and use of each Leased Real Property have been and currently are in compliance in all material respects with all applicable Environmental Laws. Each Company has obtained, has complied with and is in compliance with, in each case in all material respects, all Governmental Authorizations and other authorizations that are required pursuant to applicable Environmental Laws for the occupation of its facilities and the operation of its business. No Company has received any written notice regarding any actual or alleged violation of Environmental Laws.

(b)	Each Company has lawfully treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any and all substances, including any hazardous substances, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has not given and could not give rise to any Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA or the Solid Waste Disposal Act, as amended, or any other Environmental Laws.

(c)	Set forth on Schedule 3.16(c) is a list of offsite locations at which any Company has disposed or arranged for the disposal of any Hazardous Materials. No Company has received any written notice from any Person with respect to any such offsite location of potential or actual Liability or any written request for information from any Person under or relating to CERCLA or any comparable state or local Environmental Law.

(d)	Each Company has made available to the Purchaser (i) all environmental studies, investigations, audits, tests, reviews or other analyses completed by or on behalf of such Company in the past six (6) years, including all such studies, investigations, audits, tests, reviews or other analyses, that are in the possession of such Company, and (ii) all written records, notices, letters or other communications issued by any Governmental Authority pursuant to Environmental Law with respect to the Leased Real Property that are in the possession of each Company.

(e)	No Company or Seller has assumed or agreed to assume, expressly or by operation of law, the liability of any other Person under any Environmental Law.

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3.17	Tax Matters.

(a)	All Tax Returns required to be filed and all registrations required to be made for Tax purposes, in each case by or on behalf of any Seller or any Company has been timely filed (after giving effect to any filing extension granted by a Taxing Authority). All such Tax Returns were, when filed, and remain true, correct and complete in all respects and were prepared in compliance with applicable Laws, and all such registrations remain valid. Each Seller and each Company has maintained complete, accurate and up-to-date records to enable it to file accurate Tax Returns and Claim available Tax relief as appropriate.

(b)	All Taxes due and payable by or on behalf of each Seller and each Company, whether or not shown on any Tax Return, have been paid in full on a timely basis.

(c)	Each Seller and each Company has complied in all material respects with all applicable Laws relating to the payment, collection and withholding of Taxes and have, within the time and in the manner prescribed by applicable Laws, withheld, collected and paid or remitted over to the appropriate Taxing Authority all amounts required to be so withheld and collected and paid over for all periods, and have complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)	For U.S. tax purposes, Fox NY and Fox NC have been treated as partnerships and Fox UK and Fox Austria have been treated as corporations since inception.

(e)	No Tax Return of any Seller or any Company has ever been audited by any Taxing Authority. No U.S. federal, state, local or non-U.S. Tax audit, examination or visits or judicial Tax Proceeding is pending or being conducted with respect to any Taxes or Tax Returns of any Company. No Seller and no Company has received from any U.S. federal, state, local or non-U.S. Taxing Authority any notice (either in writing or verbally, formally or informally) indicating an intent to open an audit or visit with respect to, or otherwise review, any Tax.

(f)	No deficiencies exist or have been asserted in writing, or, to the Sellers’ Knowledge, are expected to be asserted with respect to Taxes of any Company, and no Company has received notice (either in writing or verbally, formally or informally) and, to the Sellers’ Knowledge, no Company has reason to expect to receive notice that such Company has not filed a Tax Return or paid Taxes required to be filed or paid by it.

(g)	No Company or Seller is a party to any action or proceeding for assessment or collection of Taxes, nor has any such action or proceeding been asserted or, to the Sellers’ Knowledge, threatened, and no agreement or other document (other than normal requests to extend the time for filing a Tax Return) has been executed or filed with any Taxing Authority (whether federal, state, local or non-U.S.) extending or having the effect of extending the period for assessment of any Tax that is due with respect to a Tax Return of any Company.

(h)	There are no Liens on any of the assets of any Company with respect to Taxes, other than Liens for Taxes not yet due and payable which have been adequately reserved for in the Interim Financial Statements.

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(i)	Schedule 3.17(i) contains a complete and accurate list of all income Tax Returns filed with respect to each Company for each of the last four taxable periods applicable to each Company. The Sellers have furnished the Purchaser with true, correct and complete copies of (i) any and all of each Company’s income Tax audit reports, statements of deficiencies and closing or other agreements received or entered into by or on behalf of such Company relating to Taxes, and (ii) income Tax Returns for each Company for each of the last four taxable periods applicable to each Company. No Company has either done any business in, or derived any income from, any state, local, territorial or non-U.S. taxing jurisdiction resulting in the establishment of taxable nexus other than those for which all Tax Returns have been furnished to the Purchaser.

(j)	No Company (i) has ever been a member of an Affiliated Group filing consolidated returns, or (ii) had or currently has liability for the Taxes of any other Person (other than such Company) under §1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as transferee or successor, or by Contract.

(k)	No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreements” described in §7121 of the Code (or any comparable provision of state, local or non-U.S. Tax Law) executed prior to the Closing, (ii) change in method of accounting for a taxable period (or portion thereof) ending prior to the Closing and made prior to the Closing or the use of any impermissible method of accounting utilized on or before the Closing Date, (iii) prepaid amount received prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing Date, or (v) election under §108(i) of the Code made prior to the Closing (or any similar provision of state, local or non-U.S. Law).

(l)	No Company claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(m)	No Company is a party to any Tax allocation, Tax sharing or Tax indemnification agreement under which such Company will have any liability after the Closing (excluding commercial agreements entered into in the Ordinary Course of Business the primary subject of which is not Taxes).

(n)	No private letter rulings, technical advice memoranda or similar ruling affecting Tax matters with respect to the Companies has been requested or issued by any Governmental Authority.

(o)	No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Company.

(p)	No item will be required to be included in the gross income of any Company pursuant to §451(b)(1)(A) of the Code earlier than the time such item would otherwise be required to be included for U.S. federal income Tax purposes in the absence of §451(b)(1)(A) of the Code.

(q)	No Company has participated in a “reportable transaction” as set forth in Treasury Regulation §1.6011-4(b).

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(r)	No Company has potential liability for Taxes under §1374 of the Code (or any similar provision of non-U.S., state or local Law).

(s)	During the two (2) year period ending on the date hereof, no Company has been a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by §355 of the Code.

(t)	No Company has been a United States real property holding corporation within the meaning of §897(c)(2) of the Code during the applicable period specified in §897(c)(l)(A)(ii) of the Code.

3.18	Intellectual Property; Know-How.

(a)	Schedule 3.18(a) sets forth a complete and accurate list, as of the date hereof, of the following categories of Owned Companies’ Intellectual Property: (i) Patents; (ii) registered and unregistered Trademarks (and pending applications therefor); (iii) domain names and uniform resource locators; and (iv) registered Copyrights. For purposes of this Agreement, “Owned Companies’ Intellectual Property” means all Intellectual Property owned (or purported to be owned) by any Company.

(b)	Schedule 3.18(b) sets forth, as of the date hereof, all of the licenses relating to the Intellectual Property held under license by any Company that are material to the operation of the business of any Company in the Ordinary Course of Business (the “Licensed Companies’ Intellectual Property”), except for any non-exclusive license implied by the sale of a product (including educational curriculum materials to the extent applicable) or licenses of “off the shelf” software or “click through” software licenses, in each case, arising in the Ordinary Course of Business.

(c)	The Licensed Companies’ Intellectual Property, together with the Owned Companies’ Intellectual Property, constitutes, as of the date hereof, all of the Intellectual Property material to the conduct of the business of the Companies in the Ordinary Course of Business, as presently conducted.

(d)	All Owned Companies’ Intellectual Property is valid, and subsisting. The Companies are the sole and exclusive owners of the Owned Companies’ Intellectual Property, free and clear of all Liens (other than Permitted Liens), and have the valid and continuing right to use all other Intellectual Property used or necessary in the operation of the Business and all IT Assets, and, in each case, such rights will not be materially adversely affected by the consummation of the transactions contemplated thereby.

(e)	No Company has received any written demand, claim or notice from any Person, and there is no Legal Proceeding pending, or to the Sellers’ Knowledge, threatened, that challenges the ownership, use, validity or enforceability of any Owned Companies’ Intellectual Property.

(f)	The Companies are the licensees under the license Contracts relating to the Licensed Companies’ Intellectual Property. As of the date hereof, each Company and each other party to any such Contract is, and since January 1, 2020 has been, in compliance, in all material respects, with all applicable material terms and requirements thereof. No event has occurred that, with notice or lapse of time or both, would constitute a material default thereunder or grounds for termination or modification thereof or for the imposition of any charge or penalty thereunder, and there are no outstanding or threatened disputes or Legal Proceedings with respect to any such licenses. No Company has received any written demand, claim or notice from any Person, and there is no Legal Proceeding pending threatened, that challenges the use, validity or enforceability of any Licensed Companies’ Intellectual Property.

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(g)	Neither the use of the Companies’ Intellectual Property in the Business nor the conduct or operation of the Business (including the marketing, promotion, licensing, sale or offer for sale of each Company’s services) has infringed upon, misappropriated or conflicted with or otherwise violated, in any material respect, any rights (including rights in Intellectual Property) held by any Person. In the past five (5) years, no Company has received any written demand, claim or notice (including any cease and desist or invitation to license) from any Person (and there is no Legal Proceeding pending or, to the Sellers’ Knowledge, threatened) that alleges infringement, misappropriation or other violation of the Intellectual Property rights of any Person. To the Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise violating any Owned Companies’ Intellectual Property, and, in the past five (5) years, no Claim has been asserted in writing by any Company alleging any such infringement, misappropriation or other violation.

(h)	No Company has granted to any Person a license or any other right to use (or has covenanted not to assert against any Person) any Intellectual Property.

(i)	Each Company uses commercially reasonable efforts to obtain each new Employee’s acknowledgement in writing that such new Employee will comply with the terms of the applicable Company’s employee handbook and all provisions contained therein, including a confidentiality provision.

(j)	No Company has entered into, or is subject to, any uncapped obligation to indemnify any other Person against any charge of infringement of any Intellectual Property.

(k)	The IT Assets (i) constitute all material information technology assets used in or necessary to the conduct of the Businesses as currently conducted, and (ii) are adequate, sufficient and satisfactory, in all material respects, for the existing needs and operations thereof. In the last five (5) years, to the Sellers’ Knowledge, there has not been any material failure, breach or intrusion with respect to any of the IT Assets that has not been substantially remedied in a commercially reasonable manner. To the Sellers’ Knowledge, each Company has implemented, or has retained third parties to implement, backup and anti-virus policies and procedures consistent with applicable Law and customary industry practices.

(l)	Each Company is, in all material respects, in compliance with all Information Privacy and Security Laws and its own rules, policies and procedures relating to privacy, data protection and the collection, transfer, electronic storage and use of information and/or data that relates to an identified or identifiable individual, or that may be used to identify an individual.

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3.19	Insurance. Schedule 3.19 lists all insurance policies with respect to which each Company is the owner, insured or beneficiary or under which any assets of such Company is insured. True, correct and complete copies of all such insurance policies have been previously delivered to the Purchaser. Each Company is presently insured and, since January 1, 2020, has been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and in customary amounts, and each Company maintains insurance as required under each Contract to which such Company is a party or any terms and conditions to which such Company is subject. Each Company has timely filed all Claims for which such Company is seeking payment or other coverage under any of its insurance policies. All premiums and other costs associated with the insurance policies maintained with respect to the Business or the assets of each Company has been paid in full through the terms of such policies. In the past three (3) years, there have been no Claims pending under any of the policies of any Company as to which coverage has been questioned, denied or disputed. No Company has received any written notice of increase in premiums with respect to, or cancellation or non-renewal of, any of its insurance policies, except for general increases in rates to which similarly situated companies are subject. No Company has received any written notice of default under any insurance policy maintained by it.

3.20	Books of Account; Records. Each Company’s general ledgers, membership interest record books, minute books and other material records relating to the assets, properties, Contracts and outstanding legal obligations of such Company (a) are complete and correct in all material respects, and (b) contain an accurate recording of all material transactions of such Company that would reasonably be expected to be included in such Company’s general ledgers, stock record books and minute books.

3.21	List of Accounts. Schedule 3.21 contains a list of all bank and securities accounts, and all safe deposit boxes, maintained by each Company (or the Sellers on behalf of such Company) and a list of the Persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, with access thereto.

3.22	Powers of Attorney. Except for powers of attorney granted to attorneys, accountants or others in connection with matters relating to Taxes or Plans (all of which are listed on Schedule 3.22), no Company has granted any power of attorney to any Person for any purpose whatsoever, which power of attorney is currently in effect.

3.23	Health and Safety Matters.

(a)	Each Company has complied, in all material respects, and is in compliance, in all material respects, with all Health and Safety Requirements.

(b)	No Company has received any written notice, report or other information regarding any actual or alleged material violation of Health and Safety Requirements or any material liability, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Health and Safety Requirements.

(c)	No Company has, either expressly or, by operation of Law, assumed or undertaken any liability of any other Person relating to Health and Safety Requirements.

3.24	PPP Loans.

(a)	The Companies obtained the PPP Loans set forth on Schedule 3.24(a) on the dates and amounts set forth in Schedule 3.24(a). Schedule 3.24(a) identifies for each PPP Loan the borrower, the original amount borrowed and the amount forgiven. No amount under the PPP Loans are outstanding as of the date of this Agreement.

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(b)	At the time of application, and at the time each PPP Loan was funded, the Company that obtained such PPP Loan satisfied and continues to satisfy all of the applicable criteria for such PPP Loan set forth in the Small Business Act (15 U.S.C. 636(a)) and the CARES Act (based on applicable Law, including any official public guidance of the relevant Governmental Authority on the CARES Act, existing as of the date of submission of such Company’s application for the PPP Loan), including that the uncertainty of economic conditions made the PPP Loan necessary to support the ongoing operations of such Company.

(c)	All application materials and supporting documentation with respect to each PPP Loan were true and correct in all respects. To the extent that a PPP Loan has been forgiven, the applicable Company satisfied the applicable criteria for forgiveness of such PPP Loan. The Sellers have delivered or made available to the Purchaser true, correct and complete copies of all application materials and supporting documentation with respect to each PPP Loan.

(d)	Each Company spent the proceeds of each PPP Loan that such Company received only on eligible expenses (as described in the applicable Small Business Act regulations) and, with respect to any unforgiven amount, is eligible to apply for, and will satisfy the requirements for, forgiveness of the PPP Loan in full. No Company is or will be subject to any reductions to loan forgiveness based on a reduction in the number of employees or a reduction relating to salary and wages as provided in the CARES Act.

(e)	There is no pending or, to the Sellers’ Knowledge, threatened audit, investigation, inquiry, request for information or other administrative or judicial proceeding with respect to any Company relating to the CARES Act, including any PPP Loan (a “PPP Loan Audit”).

3.25	Transactions with Affiliates. Except as set forth in Schedule 3.25, no Company (a) owes any money to any Seller or any Affiliate of any Seller, (b) is a party to any Contract with any Seller or any Affiliate of any Seller, or (c) is dependent on services or resources provided by any Seller or any Affiliate of any Seller.

3.26	Guaranty Agreements. There are no Contracts of any Company currently in effect pursuant to which such Company is liable for any Liability of any other Person. There is no pending or threatened Claim against any Company with respect to any such agreement. There is no action, condition or circumstance pertaining to any such agreement that could reasonably be expected to give rise to any future Claim.

3.27	No Broker’s or Finder’s Fees. Other than Paul Barnett, no agent, broker or finder acting on behalf of any Company, any Seller or any Affiliate of any Company or any Seller is or will be entitled to any broker’s or finder’s fee or any other commission or fee in connection with the transactions contemplated by this Agreement.

3.28	Disclosure. The representations and warranties set forth in this Article III, together with the information set forth in the Disclosure Schedule, do not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

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Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

As a material inducement for the Purchaser to enter into this Agreement, the Sellers, jointly and severally, represent and warrant to the Purchaser, as of the date hereof and as of the Closing Date, that:

4.1	Power and Authority.

(a)	Each Seller has the legal capacity to execute and deliver this Agreement, to perform such Seller’s obligations hereunder and to carry out the transactions contemplated by this Agreement.

(b)	This Agreement has been duly executed and delivered by each Seller and (assuming due authorization, execution and delivery by the Purchaser) constitutes a valid and legally binding agreement of each Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

4.2	No Conflict; No Violation of Laws. The execution, delivery and performance by each Seller of this Agreement, the consummation of the transactions contemplated by this Agreement, and the compliance with and fulfillment of the terms, conditions or provisions hereof will not:

(a)	Require on the part of any Seller any notice to or filing with any Governmental Authority or any other Person, or require any authorization, consent or approval of any Governmental Authority or other Person;

(b)	Violate any applicable Law to any Seller;

(c)	Conflict with, result in a breach of, constitute a default or event of default (or an event that could, with the passage of time or the giving of notice, or both, constitute a default or event of default) under, result in the acceleration or termination of, result in the loss of any right under, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, franchise or other arrangement to which any Seller is a party, by which any Seller is bound or to which any of the assets of any Seller are subject, bound or affected; or

(d)	Result in the (i) creation, maturation or acceleration of any Liability of any Seller (or give to any other Person the right to cause such a creation, maturation or acceleration), or (ii) creation or imposition of any Lien upon the Interests held by any Seller or give to any other Person any interest or right therein.

4.3	Ownership of the Interests.

(a)	The Sellers are the sole record and beneficial owners of all of the Interests described in Section 3.6(a), and the Interests are the only outstanding Equity Interests in the Companies. The Interests held by the Sellers are held free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes or Liens.

(b)	Following the Closing, good and valid title to the Interests held by the Sellers will pass to the Purchaser, free and clear of any restrictions on transfer, Taxes or Liens. No Seller is a party to any agreement or understanding, oral or written, relating to the ownership, sale, voting, disposition or transfer of any portion of the Interests.

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(c)	All transfers of the Interests prior to the Closing have been effected in compliance in all respects with applicable Laws, including applicable stamp duty and transfer tax requirements.

4.4	Tax Matters. No Seller is a “foreign Person” as defined in §1445 of the Code.

4.5	No Broker’s or Finder’s Fees. Other than Paul Barnett, no agent, broker or finder acting on behalf of any Seller or any Affiliate of any Seller is or will be entitled to any broker’s or finder’s fee or any other commission or fee in connection with this Agreement or any of the transactions contemplated by this Agreement.

4.6	Litigation. There is no Legal Proceeding pending or, to the Sellers’ Knowledge, threatened against any Seller before any court, arbitrator, mediator or other Governmental Authority, and no outstanding order or ruling of, or settlement issued or approved by, any court or other Governmental Authority against any Seller, which could adversely affect such Seller’s ability to perform such Seller’s obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

4.7	Investment Purpose. Each Seller is acquiring the Nomadar Shares and the Purchaser Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Seller acknowledges that neither the Nomadar Shares nor the Purchaser Interests are registered under the Securities Act or any state securities laws, and that the Nomadar Shares and the Purchaser Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Each Seller is able to bear the economic risk of holding the Nomadar Shares and the Purchaser Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.8	Accredited Investor Status. Each Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D, as presently in effect, under the Securities Act.

Article V
REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER

The Purchaser represents and warrants to the Companies and the Sellers as of the date hereof and as of the Closing Date as follows:

5.1	Organization. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its assets and properties and to conduct its business as currently conducted.

5.2	Power and Authority. The Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated by this Agreement. The Purchaser has duly authorized the execution and delivery of this Agreement, and this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

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5.3	No Conflict; No Violation of Laws. The execution, delivery and performance by the Purchaser of this Agreement, the consummation of the transactions contemplated by this Agreement, and the compliance with and fulfillment of the terms, conditions or provisions hereof will not:

(a)	Conflict with or violate any provision of the Governing Documents of the Purchaser;

(b)	Require on the part of the Purchaser any notice to or filing with any Governmental Authority or any other Person, or require any Governmental Authorization or any authorization, consent or approval of any other Person, except as required to comply with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws or the regulations of any national securities exchange;

(c)	Violate any agreement of the Purchaser; or

(d)	Violate any applicable Law to the Purchaser.

5.4	No Broker’s or Finder’s Fees. Other than Paul Barnett, no agent, broker, or finder acting on behalf of the Purchaser or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or fee in connection with this Agreement or any of the transactions contemplated by this Agreement.

5.5	Financial Capacity. The Purchaser has access to sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make the payments required to be made by the Purchaser hereunder.

5.6	Investment Purpose. The Purchaser is acquiring the Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser acknowledges that the Interests are not registered under the Securities Act or any state securities laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Purchaser is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Article VI
REPRESENTATIONS AND WARRANTIES REGARDING NOMADAR

Nomadar represents and warrants to the Companies and the Sellers as of the date hereof and as of the Closing Date as follows:

6.1	Organization. Nomadar is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as currently conducted.

6.2	Power and Authority. Nomadar has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated by this Agreement. Nomadar has duly authorized the execution and delivery of this Agreement, and this Agreement constitutes a valid and binding obligation of Nomadar, enforceable against Nomadar in accordance with its terms.

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6.3	No Conflict; No Violation of Laws. The execution, delivery and performance by Nomadar of this Agreement, the consummation of the transactions contemplated by this Agreement, and the compliance with and fulfillment of the terms, conditions or provisions hereof will not:

(a)	Conflict with or violate any provision of the Governing Documents of Nomadar;

(b)	Require on the part of Nomadar any notice to or filing with any Governmental Authority or any other Person, or require any Governmental Authorization or any authorization, consent or approval of any other Person, except as required to comply with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws or the regulations of any national securities exchange;

(c)	Violate any agreement of Nomadar; or

(d)	Violate any applicable Law to Nomadar.

6.4	Valid Issuance. The Nomadar Shares to be issued to the Sellers in exchange for their Interests pursuant to the terms hereof, when issued as provided in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

6.5	No Broker’s or Finder’s Fees. Other than Paul Barnett, no agent, broker, or finder acting on behalf of Nomadar or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or fee in connection with this Agreement or any of the transactions contemplated by this Agreement.

Article VII
COVENANTS RELATING TO THE NOMADAR SHARES AND PURCHASER INTERESTS

7.1	Restrictions on Nomadar Shares and Purchaser Interests; Effect on Transferees.

(a)	No Seller shall sell, assign, transfer, convey, pledge, hypothecate or otherwise dispose of, voluntarily or involuntarily, by operation of law, with or without consideration or otherwise (including by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process or transfer of equity interests) any of its Nomadar Shares until the day after the completion of the 2028-2029 soccer season of the Companies. From such date, a Seller may sell its Nomadar Shares only in a transaction in compliance with Rule 144 under the Securities Act if, upon the request and in the discretion of Nomadar’s transfer agent, the holder of such Nomadar Shares (i) executes and delivers a representation letter that includes customary representations regarding the holding requirements and whether such holder is an “affiliate” for purposes of Rule 144, or (ii) secures the delivery to Nomadar’s transfer agent of an opinion by counsel, in form and substance satisfactory to Nomadar, that such security can be freely transferred in a public sale without registration pursuant to an available exemption from the registration requirements of the Securities Act and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Nomadar issued the Nomadar Shares.

(b)	Each Seller and every transferee or assignee of any Nomadar Shares or Purchaser Interests from such Seller or any other transferee or assignee of any Nomadar Shares or Purchaser Interests shall be bound by and subject to the terms and conditions of this Article VII and any other transfer or other restrictions and terms and conditions set forth in this Agreement or any other agreement entered into by such Seller or other transferee or assignees, as applicable, with respect to such Nomadar Shares or Purchaser Interests, as applicable, and Nomadar or the Purchaser, as applicable, may require, as a condition precedent to the transfer of any Nomadar Shares or Purchaser Interests that the transferee or assignee agree in writing to be bound by, and subject to, all the terms and conditions of this Article VII and any other transfer or other restrictions and terms and conditions set forth in this Agreement or any other agreement entered into by such Seller or other transferee or assignee, as applicable, with respect to such Nomadar Shares or Purchaser Interests, as applicable.

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7.2	Stop-Transfer Instructions. To ensure compliance with the restrictions imposed by this Agreement, Nomadar or the Purchaser may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if Nomadar or the Purchaser transfers its own securities, it may make appropriate notations to the same effect in its own records. Nomadar shall not be required (a) to transfer on its books any Nomadar Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, any other agreement entered into by such Seller or other transferee or assignee, as applicable, Nomadar’s certificate of incorporation or Nomadar’s bylaws, or (b) to treat as owner of such Nomadar Shares, or to accord the right to vote or pay dividends to, any purchaser or other transferee or assignee to whom such Nomadar Shares have been so sold or otherwise transferred or assigned. The Purchaser shall not be required (i) to transfer on its books any Purchaser Interests that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or any other agreement entered into by such Seller or other transferee or assignee, as applicable, the Purchaser’s certificate of formation or the Purchaser’s limited liability company operating agreement, or (ii) to treat as owner of such Purchaser Interests, or to accord the right to vote or pay dividends to, any purchaser or other transferee or assignee to whom such Purchaser Interests have been so sold or otherwise transferred or assigned.

7.3	Legends.

(a)	Each book-entry security entitlement representing any Nomadar Shares (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by any Seller in accordance with the terms this Agreement shall bear the following legends (in addition to any other legends required by Law, Nomadar’s certificate of incorporation, Nomadar’s bylaws or any other agreement to which such Seller is a party):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

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The first legend set forth in this Section 7.3(a) shall be removed by Nomadar from any book-entry security entitlement evidencing Nomadar Shares upon delivery by the holder thereof to Nomadar of a written request to that effect if at the time of such written request (a) a registration statement under the Securities Act is at that time in effect with respect to the legended security, or (b) the legended security can be freely transferred in a transaction in compliance with Rule 144 under the Securities Act without such a registration statement being in effect and such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Nomadar issued the Nomadar Shares, and, in the case of (b), upon the request and in the discretion of Nomadar’s transfer agent, the holder of such Nomadar Shares (i) executes and delivers a representation letter that includes customary representations regarding the holding requirements and whether such holder is an “affiliate” for purposes of Rule 144, or (ii) secures the delivery to Nomadar’s transfer agent of an opinion by counsel, in form and substance satisfactory to Nomadar, that such security can be freely transferred in a public sale without registration pursuant to an available exemption from the registration requirements of the Securities Act and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Nomadar issued the Nomadar Shares.

(b)	Each book-entry security entitlement representing any Purchaser Interests (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by any Seller in accordance with the terms this Agreement shall bear the following legends (in addition to any other legends required by Law, the Purchaser’s certificate of formation, the Purchaser’s limited liability company operating agreement or any other agreement to which such Seller is a party):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE MEMBER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

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7.4	Issuance of Nomadar Shares and Purchaser Interests. The Nomadar Shares and Purchaser Interests issuable to the Sellers pursuant to this Agreement are intended to be issued pursuant to one or more exemptions from registration under Regulation D of the Securities Act and the exemption from qualification under applicable state securities laws. Nomadar, the Purchaser, the Companies, and the Sellers’ Agent shall, as promptly as practicable, prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. The Companies and the Sellers’ Agent shall assist Nomadar and the Purchaser as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement.

Article VIII
COVENANTS PRIOR TO CLOSING

8.1	Conduct of Business.

(a)	Except as otherwise required or contemplated by this Agreement (including the Disclosure Schedule), during the period from the date of this Agreement to the Closing Date, the Sellers shall cause the Companies to, and the Companies shall, conduct the Business in the Ordinary Course of Business and use their commercially reasonable efforts to maintain the Companies’ assets and properties and to preserve the Companies’ current relationships with customers, employees, suppliers and others having business dealings with them.

(b)	Without limiting the generality of the foregoing and except as expressly contemplated or required by this Agreement, before the Closing Date, the Sellers shall cause the Companies not to, and the Companies shall not, take any of the following actions without the written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed:

(i)	Modify or amend any of the Organizational Documents of any Company;

(ii)	Issue, or authorize the issuance of, or grant any Equity Interests of any Company;

(iii)	Split, combine, redeem or reclassify, or purchase or otherwise acquire any Equity Interests of any Company, as applicable;

(iv)	Declare or pay any non-cash dividend in respect of any of the Equity Interests of any Company or declare any cash dividend which is payable after the Closing Time;

(v)	Voluntarily incur any Liability other than in the Ordinary Course of Business;

(vi)	Enter into any Contract that would be breached by, or require the consent of any Person in order to continue such Contract in full force following, the consummation of the transactions contemplated by this Agreement;

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(vii)	Make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(viii)	Make, revoke or change any election concerning Taxes or Tax Returns, file any amended Tax Returns, enter into any closing agreement with respect to Taxes, settle or compromise any Tax Liability, surrender any right to claim a refund of Taxes or obtain any Tax ruling or consent to any extension or waiver of a limitation period;

(ix)	Lease, license, sell, transfer or otherwise dispose of, encumber or permit to be encumbered, abandon, fail to maintain or allow to lapse any asset or other property, except for (A) licenses granted and products sold or otherwise disposed of in the Ordinary Course of Business, and (B) cash applied in payment of Liabilities in the Ordinary Course of Business;

(x)	Waive or release any material right or Claim that would otherwise be an asset of an Company, except in the Ordinary Course of Business;

(xi)	Terminate or materially amend any of the Material Contracts, other than in the Ordinary Course of Business;

(xii)	Employ any additional employees other than the Employees, other than in the Ordinary Course of Business;

(xiii)	Dismiss any Employee (other than for cause) or change the remuneration or terms of employment of any Employee, other than as required by applicable Law (to the extent such change is generally applicable to all Employees), or in the Ordinary Course of Business;

(xiv)	Increase the compensation payable, or benefits provided, to any Employee or director of any Company;

(xv)	Grant any new or additional retention or severance or termination pay with respect to any Employee, officer or director of any Company;

(xvi)	Establish, adopt, enter into or terminate or amend any Plan, except as required under applicable Law;

(xvii)	Effectuate any plant closing or mass layoff as those terms are defined under the WARN Act;

(xviii)	Loan or advance money or any other property to any current or former employee or director of any Company other than to provide travel, expense reimbursement and similar advances consistent with such Company’s standard procedures or pursuant to the terms of such Company’s flexible spending account Plan, in each case in the Ordinary Course of Business;

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(xix)	Waive any right of any Company under any confidentiality, standstill, non-competition or similar provision in any Contract entered into by any Company;

(xx)	Enter into any collective bargaining agreement;

(xxi)	Take any action that would reasonably be expected to have a Material Adverse Effect;

(xxii)	Delay or postpone the payment of any accounts payable outside of the Ordinary Course of Business or fail to timely accrue any expenses; or

(xxiii)	Make a commitment to do any of the things described in the preceding clauses (i) through (xxii) of this Section 8.1(b).

8.2	Access To Information. Subject to the confidentiality and non-disclosure obligations set forth in the Confidentiality Agreement, until the Closing, the Companies shall allow the Purchaser and its Representatives access upon reasonable notice and during normal working hours to (a) such materials and information about the Business as the Purchaser or its Representatives may reasonably request, (b) any of the Leased Real Property, (c) members of management of the Companies as may by reasonably requested by the Purchaser, and (d) outside advisors to the Companies as may be reasonably requested by the Purchaser.

8.3	Exclusivity.

(a)	Until the Closing, or until such time as this Agreement is terminated by its terms, the Companies and the Sellers hereby agree that they will not, and they will cause their respective Affiliates and Representatives to not, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Companies and the Sellers shall immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Company, (B) the issuance or acquisition of Equity Interests of any Company, or (C) the sale, lease, exchange or other disposition of any significant portion of the properties or assets any Company.

(b)	In addition to the other obligations set forth in this Section 8.3, the Companies and the Sellers shall, unless prohibited by the terms of any applicable Contract, promptly (and in any event within twenty-four (24) hours after receipt thereof by any of the Companies, the Sellers or their respective Representatives) advise the Purchaser in writing of any written Acquisition Proposal, any written request for information with respect to any Acquisition Proposal or any written inquiry with respect to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making the same.

(c)	The Companies and the Sellers agree that the rights and remedies for noncompliance with this Section 8.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Purchaser.

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8.4	Satisfaction of Conditions Precedent.

(a)	Each of the Parties shall cooperate and use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article IX, and the Parties shall use their commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.

(b)	Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, appropriate or advisable under this Agreement and applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including to (i) make all necessary and appropriate filings with all applicable Governmental Authorities and obtain all required approvals and clearances with respect thereto, (ii) obtain any required third party consents for the transfer of any contracts, agreements, leases, instruments, commitments and other arrangements or understandings as contemplated under the terms of this Agreement, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

8.5	Notification of Certain Matters. From the date hereof until the Closing, the Companies and the Sellers, shall promptly notify the Purchaser in writing of: (a) any circumstance, event or action the existence, occurrence or taking of which (i) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in any representation, warranty, covenant, agreement or condition made by any Company or any Seller hereunder not being true and correct in all material respects (or, for such representations and warranties which are qualified by “Material Adverse Effect,” “material,” “materially,” “in all material respects” or similar qualifiers, such representation, warranty, covenant, agreement or condition not being true and correct in all respects), (iii) has resulted in the breach of any covenant or agreement of any Company or any Seller hereunder, or (iv) would result in the failure of any of the conditions set forth in Article IX to be satisfied; (b) any written notice from any Person that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (d) any Legal Proceeding commenced or threatened against, relating to, involving or otherwise affecting any Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relates to the consummation of the transactions contemplated by this Agreement. The Purchaser’s receipt of information pursuant to this Section 8.5 shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 9.2 have been satisfied.

8.6	Resignation of Officers and Directors. Unless otherwise requested by the Purchaser, each Company shall cause any so requested officer and/or member of the board of directors or managers of such Company to tender his or her resignation from such position effective as of the Closing, and, in the event any such individual does not tender his or her resignation, such Company shall take such actions necessary to remove such individual from such positions.

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8.7	Intercompany Arrangements. Except as set forth on Schedule 8.7, all intercompany accounts and Contracts between any Company or any of such Company’s Affiliates, on the one hand, and any Seller or any of such Seller’s Affiliates (other than the Companies), on the other hand, shall be cancelled prior to the Closing without any consideration or further liability to any Person and without the need for any further documentation.

8.8	Interim Financial Statements. Between the date hereof and the Closing, the Companies shall prepare and deliver to the Purchaser as soon as practicable after the end of each month (and in any event within fifteen (15) Business Days after the end of the month), unaudited consolidated financial statements of the Companies prepared in accordance with Section 3.7 for such month.

8.9	Acknowledgments From Certain Service Providers. The Companies shall obtain from each Person identified in the Estimated Closing Statement as being owed a payment for any Company Transaction Expenses, an executed release and acknowledgment letter in a form reasonably acceptable to the Purchaser (collectively, the “Acknowledgement and Release Letters”). Each Acknowledgement and Release Letter will provide for such applicable Person that such Person will release the Purchaser, each of the Companies and their respective Affiliates from all payment obligations to such Person upon receipt of the fees and expenses of such Person due and payable at the Closing as set forth in such Acknowledgement and Release Letter, which amount shall be reflected in the Estimated Closing Statement.

8.10	Restrictions on Transfer. Prior to the Closing, no Seller shall, directly or indirectly, sell, transfer, contribute, pledge, distribute or otherwise dispose of or incur any Lien on any Interests or other Equity Interests of any Company, or agree to do any of the foregoing.

8.11	Audited Financial Statements.

(a)	The Companies and the Sellers shall work in good faith to provide, as promptly as practicable after the date of this Agreement, audited financial statements for the Companies in a form and of a quality sufficient to satisfy the requirements of Rule 3-05 of Regulation S-X, Article 11 of Regulation S-X, and Item 9.01 of Form 8-K, in each case, as applicable to the Purchaser’s and Nomadar’s SEC reporting obligations in connection with the transactions contemplated by this Agreement (the “Audited Financial Statements”).

(b)	The Audited Financial Statements shall (i) be complete and correct in all material respects, (ii) be prepared in accordance with GAAP applied consistently throughout the applicable periods, (iii) be based on the books and records of the Companies, (iv) fairly and accurately present, in all material respects, the consolidated financial position of the Companies and the consolidated results of operations, changes in members’ equity and cash flows of the Companies for the respective periods then ended (subject to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), and (v) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the respective dates of delivery.

(c)	Each Seller shall, and shall cause each Company to, cooperate fully with the Purchaser’s and Nomadar’s independent registered public accounting firm (the “Purchaser’s Auditors”) in connection with any audit or review of the Audited Financial Statements or any other financial information of the Companies required to satisfy the Purchaser’s or Nomadar’s obligations under Rule 3-05 of Regulation S-X, Item 9.01 of Form 8-K, or any registration statement, proxy statement or other filing with the SEC.

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Article IX
CONDITIONS PRECEDENT TO THE CLOSING

9.1	Conditions to the Obligations of All Parties. The obligation of each of the Parties to consummate the transactions contemplated by this Agreement is subject to the fulfillment or satisfaction, on or prior to the Closing Date, of the following conditions:

(a)	No Prohibition by Governmental Authority. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of the transactions contemplated by this Agreement or causing any of the transactions contemplated by this Agreement to be rescinded following completion thereof.

(b)	No Litigation. No judgment, writ or order of any Governmental Authority or other legal restraint or prohibition shall be in effect, and no Legal Proceeding shall be pending or threatened that in any case would (i) prevent the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded.

(c)	Governmental Consents. All other consents, authorizations, orders and approvals of any Governmental Authority required to be obtained before consummation of the transactions contemplated by this Agreement shall have been obtained.

9.2	Conditions to the Obligations of the Purchaser and Nomadar. The obligations of the Purchaser and Nomadar to close the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may only be waived in writing, in whole or in part, by the Purchaser at its sole discretion):

(a)	Accuracy of Representations and Warranties.

(i)	The representations and warranties of the Companies or the Sellers contained in Section 3.1 (Organization), Section 3.2 (Power and Authority), Section 3.3 (Subsidiaries), Section 3.4 (No Conflicts; No Violation of Laws), Section 3.5 (Government Authorizations), Section 3.6 (Capitalization), Section 3.27 (No Broker’s or Finder’s Fees), Section 4.1 (Power and Authority), Section 4.2 (No Conflict; No Violation of Laws), Section 4.3 (Ownership of the Interests) and Section 4.5 (No Broker’s or Finder’s Fees) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date).

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(ii)	The representations and warranties of the Companies and the Sellers (other than those identified in Section 9.2(a)(i)) contained in this Agreement or any certificate or other writing delivered pursuant hereto that are qualified by “Material Adverse Effect,” “material,” “materially,” “in all material respects” or similar qualifiers, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date).

(iii)	The representations and warranties of the Companies or the Sellers (other than those identified in Section 9.2(a)(i)) contained in this Agreement or any certificate or other writing delivered pursuant hereto that are not qualified by “Material Adverse Effect,” “material,” “materially,” “in all material respects” or similar qualifiers shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specified date).

(b)	Compliance with Covenants. The Companies and the Sellers shall have performed or complied with, in all material respects, the covenants and agreements set forth in this Agreement required to be performed or complied with by the Companies or the Sellers, as applicable, as of or before the Closing Date.

(c)	No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, individually or in the aggregate, a Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(d)	Purchaser Board Approval. The transactions contemplated by this Agreement shall have been approved by the board of directors of the Purchaser.

(e)	Employment Agreements. The Gold-Fuchs Employment Agreements shall not have been rescinded by Gold-Fuchs prior to the Closing, and the Metzler Employment Agreement shall not have been rescinded by Metzler prior to the Closing.

(f)	Closing Deliverables. The Companies and the Sellers shall have delivered, or caused to be delivered, to the Purchaser all of the items set forth in Section 2.11(a).

9.3	Conditions to the Obligations of the Companies and the Sellers. The obligations of the Companies and the Sellers to close the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may only be waived in writing by the Companies and the Sellers at their sole discretion):

(a)	Accuracy of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement or any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specified date).

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(b)	Covenants. The Purchaser shall have performed or complied with, in all material respects, the covenants and agreements set forth in this Agreement required to be performed or complied with by the Purchaser as of or before the Closing Date.

(c)	Employment Agreements. Neither the Gold-Fuchs Employment Agreements nor the Metzler Employment Agreement shall have been rescinded by the Purchaser prior to the Closing.

(d)	Closing Deliverables. The Purchaser shall have delivered or cause to be delivered to the Companies and the Sellers the items set forth in Section 2.11(b) and made the payments set forth in Section 2.4.

Article X
TERMINATION OF AGREEMENT

10.1	Termination Events.

(a)	This Agreement may be terminated at any time before the Closing:

(i)	by the mutual written consent of each of the Purchaser and Sellers’ Agent;

(ii)	by the Purchaser, if (A) the Purchaser is not then in breach, in any material respect, of any provision of this Agreement, and (B)(1) any Company or any Seller is in breach, in any material respect, of the representations, warranties or covenants made by such Company or such Seller, as applicable, in this Agreement, (2) such breach is not cured within ten (10) days of written notice of such breach from the Purchaser (to the extent such breach is curable), and (3) such breach, if not cured, would render the conditions set forth in Section 9.1 or Section 9.2 incapable of being satisfied;

(iii)	by the Sellers’ Agent, at any time prior to the Closing, if (A) none of the Companies or the Sellers are then in breach, in any material respect, of any provision of this Agreement, and (B)(1) the Purchaser is in breach, in any material respect, of the representations, warranties or covenants made by the Purchaser in this Agreement, (2) such breach is not cured within ten (10) days of written notice of such breach from the Sellers’ Agent (to the extent such breach is curable), and (3) such breach, if not cured, would render the conditions set forth in Section 9.1 or Section 9.3 incapable of being satisfied; or

(iv)	by either the Purchaser or the Sellers’ Agent, at any time after sixty (60) days from the date hereof (the “End Date”), if the Closing shall not have occurred on or prior to the End Date; provided that the right to terminate this Agreement under this Section 10.1(a)(iv) shall not be available to a Party if the action or inaction of such Party (or in the case of the Sellers’ Agent, the Companies or the Sellers) or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before the End Date and such action or failure to act constitutes a material breach of this Agreement.

(b)	Any termination of this Agreement under this Section 10.1 shall be effected by the delivery of written notice by the terminating Party to the other Parties.

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10.2	Effects of Termination. Upon termination of this Agreement pursuant to this Article X, this Agreement and the rights and obligations of the Parties under this Agreement shall automatically terminate without any Liability against any Party or its Affiliates; provided, however, that nothing in this Section 10.2 shall relieve any Party from Liability for the breach of any provision of this Agreement prior to termination; and provided, further, that the provisions of this Section 10.2 (Effects of Termination), Section 14.1 (Expenses), Section 14.9 (Governing Law), Section 14.10 (Waiver of Jury Trial), and Section 14.11 (Submission to Jurisdiction) shall remain in force and survive any termination of this Agreement.

Article XI
OTHER COVENANTS AND AGREEMENTS

11.1	Non-Competition; Non-Solicitation; Non-Disparagement; Confidentiality.

(a)	Non-Competition. Each Seller agrees that, from the Closing Date until the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), such Seller shall not, and shall cause such Seller’s Affiliates not to, directly or indirectly, own, manage, promote, assist (financially or otherwise), lease to, operate, join, consult with, control or participate, whether as an officer, director, employee, consultant, owner, member, manager, partner, shareholder, advisor, consultant, landlord or otherwise in the ownership, management, operation or control of, any business in the Restricted Territories, whether in corporate, proprietorship or partnership form or otherwise (except that the mere ownership of less than two percent (2%) of a publicly traded company shall not be prohibited), if such business is competitive with the business of the Companies, the Purchaser or their Affiliates.

(b)	Non-Solicitation. Each Seller agrees that, during the Restricted Period, such Seller shall not, and shall cause its Affiliates and Representatives to not, directly or indirectly (except on behalf of and for the benefit of an Company or the Purchaser) solicit or offer employment to, or hire, any person who is or was, at any time during the three (3) months prior to the commencement of employment discussions between such person and such Seller or Affiliate, as the case may be, an employee of any Company, the Purchaser or any of their respective Affiliates or request, induce or advise any employee thereof to leave the employ any of the Companies, the Purchaser or any of their respective Affiliates, as applicable.

(c)	Non-Disparagement. Each Seller hereby covenants and agrees, for such Seller and such Seller’s respective Affiliates, that such Seller and such Seller’s Affiliates will not, directly or indirectly, publicly or to any third party, criticize, demean, malign or otherwise comment disparagingly or negatively about the Purchaser, any Company or any Affiliate thereof, or any of their respective officers, directors, managers, members, stockholders or employees, nor shall they, directly or indirectly, publish or authorize the release of disclosure of any information or statements that would criticize, demean, malign or disparage or otherwise portray any of the Purchaser, any Company or any Affiliate thereof in a bad light. This provision is not intended to, nor shall it, be construed as limiting the ability of each of the Sellers and their respective Affiliates to testify truthfully pursuant to lawful subpoena or other court process in connection with any court proceeding, arbitration or mediation with respect to any dispute under this Agreement.

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(d)	Confidential Business Information. Notwithstanding the execution and delivery of this Agreement, the provisions of the Confidentiality Agreement shall remain unchanged and in full force and effect for a period of five (5) years from the Closing Date. The Sellers’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Sellers’ Agent were a party thereto. With respect to the Sellers’ Agent, as used in the Confidentiality Agreement, the term “Information” shall include information relating to this Agreement and the transactions contemplated by this Agreement received by the Sellers’ Agent after the Closing or relating to the period after the Closing, including in respect of any claim for indemnification under Article XII or Article XIII. Following the Closing, each Seller will, and will cause such Seller’s respective Affiliates to, and the Seller’s Agent will, and will cause its Affiliates to, (i) maintain the confidentiality of, (ii) not use, and (iii) not divulge to any Person any of the Confidential Business Information. In the event that any Seller, any of its Affiliates, the Sellers’ Agent or any of its Affiliates is requested or required pursuant to written or oral question or request for information or documents from any Governmental Authority to disclose any Confidential Business Information, such Seller of the Sellers’ Agent, as applicable, will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 11.1(d). If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller, such Seller’s Affiliate, the Sellers’ Agent or its Affiliate, as applicable, is, on the advice of counsel, compelled to disclose any Confidential Business Information to any Governmental Authority or else stand liable for contempt, such Seller, such Seller’s Affiliate, the Sellers’ Agent or its Affiliate, as applicable, may disclose the Confidential Business Information to such Governmental Authority; provided, however, that such Seller, such Seller’s Affiliate, the Sellers’ Agent or its Affiliate, as applicable, shall first use its commercially reasonable efforts to obtain, at the reasonable request of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Business Information required to be disclosed as the Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Business Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Business Information is so available due to the actions of any Seller, any of such Seller’s Affiliates, the Sellers’ Agent or any of its Affiliates. In the event of any conflict between the terms and provisions of the Confidentiality Agreement and this Section 11.1(d), the terms and provisions of this Section 11.1(d) shall govern with respect to such conflict.

(e)	Remedies. The nature and scope of the foregoing protection has been carefully considered by the Parties. The Parties specifically acknowledge and agree that the remedy at law for any breach or threatened breach of this Section 11.1 will be inadequate and that the non-breaching Party, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage and, if requested by the Purchaser, the breaching Party will waive any requirement to post a bond for such injunctive relief. The Parties agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by each Seller for such obligations. If, however, for any reason any court determines that any such restrictions are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 11.1 as will render such restrictions valid and enforceable. In the event that the provisions of this Section 11.1 should ever be determined to be wholly or partially unenforceable in any jurisdiction, then the Parties agree that such determination shall not be a bar to or in any way diminish the other Parties’ right to enforce such provisions in any other jurisdictions.

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11.2	Release. Effective as of the Closing, each Seller, on behalf of such Seller and such Seller’s Affiliates and each of their respective officers, directors, employees, agents, beneficiaries, successors and assigns (the “Releasing Parties”), hereby releases, acquits and forever discharges each Company, and any and all of each Company’s successors and assigns, together with all of their present and former officers, directors, managers, shareholders, employees and agents (the “Released Parties”), from any and all manner of Claims which the Releasing Party ever had, has or may have against any of the Released Parties for, upon or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, from the beginning of time to and including the Closing Date, other than obligations arising under this Agreement, the Related Party Lease or any other agreement related to the transactions contemplated hereunder.

11.3	Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, prior to the Closing Date, the Purchaser shall not make any public announcements or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Sellers and, if such consent is given, the Sellers shall cooperate with the Purchaser as is reasonably requested of the Sellers or by the Purchaser from time to time as it relates to any public announcement. The Sellers shall not be permitted to make any public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media unless the Purchaser expressly consents in writing to such public announcement. The Sellers agree and acknowledge that the Employees (including former employees), customers, suppliers, vendors, distributors, Governmental Authorities, current or potential investors, and any other Persons necessary, customary or desirable to transfer the Business to the Purchaser may be notified of the Acquisition following the Closing by the Purchaser or any of its Affiliates.

11.4	Hudson Lease. Gold-Fuchs and Fuchs, as owners of Hudson Sports LLC, agree to negotiate with the Purchaser in good faith to enter into a lease agreement for the use by the Companies of the Hudson Sports Complex on terms no less favorable to the Companies than the terms in place for the use of such complex by the Companies for the 2025-2026 soccer season, within thirty (30) days after the Closing.

11.5	Fox Austria. After the Closing, Fox Austria, Gold-Fuchs and Fuchs shall take all actions reasonably requested by Nomadar to cause the transfer of the business of Fox Austria to the designated Affiliate of Nomadar.

11.6	Audited Financial Statements. After the Closing, the Companies and the Sellers shall (a) continue to work in good faith to provide, as promptly as practicable, the Audited Financial Statements in the manner specified in Section 8.11, and (b) shall cooperate fully with the Purchaser’s Auditors in connection with any audit or review of the Audited Financial Statements or any other financial information of the Companies required to satisfy the Purchaser’s or Nomadar’s obligations under Rule 3-05 of Regulation S-X, Item 9.01 of Form 8-K, or any registration statement, proxy statement or other filing with the SEC.

11.7	Further Assurances. Each of the Parties will cooperate with the other Parties and execute and deliver to the other Parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any such other Parties as may be necessary or advisable to carry out, evidence and confirm the intended purposes of this Agreement and the transactions contemplated by this Agreement, including to take any and all actions necessary to (a) lift any Governmental Authorization preventing the consummation of the transactions contemplated by this Agreement, and (b) otherwise obtain the approval of any Governmental Authority regarding the transactions contemplated by this Agreement.

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Article XII
INDEMNIFICATION

12.1	Survival of Representations and Warranties.

(a)	Subject to Section 12.1(c), the representations and warranties contained in this Agreement shall survive the Closing and expire as follows (the period through the relevant expiration date being referred to as the “Indemnification Period” in this Agreement): (i) the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Power and Authority), Section 3.3 (Subsidiaries), Section 3.5 (Government Authorizations), Section 3.6 (Capitalization), Section 3.27 (No Broker’s or Finder’s Fees), Section 4.1 (Power and Authority), Section 4.2(a) (No Conflict; No Violation of Laws), Section 4.3 (Ownership of the Interests) and Section 4.5 (No Broker’s or Finder’s Fees), (collectively, the “Core Representations”) shall survive the Closing indefinitely; (ii) the representations and warranties set forth in Section 3.13 (Compliance with Laws), Section 3.16 (Environmental Matters) and Section 3.17 (Tax Matters) (collectively, the “Fundamental Representations”) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including all waivers and extensions); and (iii) all other representations and warranties of the Sellers and the Companies in Article III and Article IV and all representations and warranties of the Purchaser in Article V and Nomadar in Article VI shall survive until 5:00 P.M. (Eastern time) on the first Business Day after the date that is the two (2) year anniversary of the Closing Date.

(b)	All covenants and agreements of the Parties contained herein to be performed prior to the Closing shall survive for the period explicitly specified therein or, if no such period is specified, indefinitely.

(c)	Notwithstanding the foregoing, the right of any Purchaser Indemnified Party or any Seller Indemnified Party to be indemnified pursuant to this Article XII for breaches of any representation or warranty arising from fraud, intentional misrepresentation or willful breach shall survive indefinitely.

(d)	If any Claim for indemnification for any matter set forth in Section 12.2 or Section 12.3 is made in good faith by any Purchaser Indemnified Party or any Seller Indemnified Party prior to the end of the applicable Indemnification Period for such Claim, then the obligation to indemnify for such Claim shall be extended and shall terminate upon the final resolution with prejudice, or other final determination without the opportunity to appeal, of such Claim.

12.2	Indemnification by the Sellers. Subject to the limitations set forth in this Article XII, from and after the Closing, the Sellers shall jointly and severally defend, protect and hold harmless the Purchaser, its Affiliates and each of their respective Representatives, successors and assigns (each, in its capacity as an Indemnified Party, a “Purchaser Indemnified Party”) from and against all Losses asserted against, resulting from, imposed upon or incurred or suffered by any Purchaser Indemnified Party, directly or indirectly, as a result of, arising from or relating to (a) any breach of or inaccuracy in a representation or warranty made by any Seller or any Company in Article III or Article IV of this Agreement, (b) any breach or nonfulfillment by any Seller of a covenant or obligation in this Agreement applicable to such Seller prior to or after the Closing or any breach or nonfulfillment by any Company of a covenant or obligation in this Agreement applicable to such Company prior to the Closing, (c) any Liability of any Company for any Unpaid Transaction Expenses that is not reflected as a reduction to the Closing Purchase Price, (d) any claims by any current or past holder (or alleged holder) of any Equity Interest in any Company or any right to acquire any Equity Interest in any Company, in their capacity as such, (e) any Liability resulting from any matter disclosed on Schedule 3.5(b) or Schedule 3.12, and (f) any matter set forth on Schedule 12.2(f).

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12.3	Indemnification by the Purchaser. Subject to the limitations set forth in this Article XII, from and after the Closing, the Purchaser shall indemnify, defend, protect and hold harmless the Sellers and each of their respective Representatives, successors and assigns, as the case may be (each, in its capacity as an Indemnified Party, a “Seller Indemnified Party”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of, arising from or relating to (a) any breach of or inaccuracy in a representation or warranty made by the Purchaser in this Agreement, and (b) any breach or nonfulfillment by the Purchaser of, or noncompliance by the Purchaser with, a covenant or obligation in this Agreement applicable to the Purchaser.

12.4	Limitations on Indemnification.

(a)	Source of Recovery. The obligation of the Sellers to indemnify the Purchaser Indemnified Parties with respect to any Claim for indemnification arising out of or relating to matters described in Section 12.2 shall be satisfied first out of the Holdback Amount. After the funds in the Holdback Amount shall no longer be available to satisfy any Claim for indemnification by the Purchaser Indemnified Parties, any remaining unsatisfied Claim arising out of or relating to matters described in Section 12.2 shall be paid by the Sellers on a joint and several basis.

(b)	Indemnity Basket. The Sellers shall not be required to indemnify any of the Purchaser Indemnified Parties with respect to any Claim for indemnification arising out of or relating to matters described in Section 12.2(a), unless and until the aggregate amount of all Losses for such matters exceed, in the aggregate, $40,000. Where the Losses arising out of or in relation to all such Claims exceed $40,000 in the aggregate, the Sellers shall be required to indemnify the Purchaser Indemnified Parties for the aggregate amount of all Losses arising out of or relating to such Claims, including, for the avoidance of doubt, the initial $40,000. The Purchaser shall not be required to indemnify any of the Seller Indemnified Parties with respect to any Claim for indemnification arising out of or relating to matters described in Section 12.3(a), unless and until the aggregate amount of all Losses for such matters exceed, in the aggregate, $40,000. Where the Losses arising out of or in relation to all such Claims exceed $40,000 in the aggregate, the Purchaser shall be required to indemnify the Seller Indemnified Parties for the aggregate amount of all Losses arising out of or relating to such Claims, including, for the avoidance of doubt, the initial $40,000. The limitations on liability set forth in this Section 12.4(b) shall not apply to a Claim for indemnification to the extent such Claim is based upon (i) a breach of any Core Representation or a breach of any Fundamental Representation, or (ii) fraud, intentional misrepresentation or willful breach.

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(c)	Indemnity Cap. The maximum aggregate liability of the Sellers to the Purchaser Indemnified Parties with respect to all Claims for indemnification shall not exceed the aggregate amount of the Closing Purchase Price, the First Additional Payment Amount, the Second Additional Payment Amount and the Earnout Payment Amount. The maximum aggregate liability of the Purchaser to the Seller Indemnified Parties with respect to all Claims for indemnification shall not exceed the Closing Purchase Price, the First Additional Payment Amount, the Second Additional Payment Amount and the Earnout Payment Amount. The limitations on liability set forth in this Section 12.4(c) shall not apply to a Claim for indemnification to the extent such Claim is based upon the Indemnifying Party’s fraud, intentional misrepresentation or willful breach.

(d)	Payment Adjustments for Insurance. Payments by an Indemnifying Party pursuant to Section 12.2 or Section 12.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or the Companies) in respect of any such claim (net of any reasonable costs of investigation of the underlying claim and net of the costs of any premium increase resulting from such claim under applicable insurance policies). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses. In the event that any such insurance proceeds or indemnity or other payments are actually recovered by an Indemnified Party subsequent to receipt of any payment hereunder in respect of the Loss for which such insurance proceeds or indemnity or other payments relate, refunds shall be made promptly by the Indemnified Party of the relevant portion of such indemnification payment that was covered by insurance proceeds, indemnity or other payments (net of any reasonable costs of investigation of the underlying claim and net of the costs of any premium increase resulting from such claim under applicable insurance policies).

(e)	Materiality Qualifications. The Parties have negotiated the limits set forth in this Section 12.4 in part to avoid disputes about the meaning of materiality qualifications such as “Material Adverse Effect,” “material,” “materially,” “in all material respects” or similar qualifiers. Accordingly, for purposes of the determination as to whether any representation or warranty contained in this Agreement has been breached and the amount of damages attributable to such breach will be made without giving effect to the words as “Material Adverse Effect,” “material,” “materially,” “in all material respects” or similar qualifiers as they appear in such representation or warranty.

(f)	Knowledge. The right of indemnification under this Agreement shall not be affected, diminished or reduced as a result of any investigation made by or on behalf of the Purchaser prior to the Closing or the Purchaser’s knowledge of the truthfulness or untruthfulness of any representations and warranties made by the Sellers or the Companies in this Agreement. The Purchaser may rely upon any representation and warranty made by any Seller or any Company in this Agreement notwithstanding any such investigation or knowledge, and no such investigation or knowledge by the Purchaser or any of its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Sellers or the Companies set forth in this Agreement.

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12.5	Claim Procedure.

(a)	An Indemnified Party seeking indemnity under this Article XII or Article XIII shall give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”), or, if the Indemnifying Party is the Sellers, to the Sellers’ Agent, promptly upon becoming aware of the matters forming the basis of such Claim, whether the Losses sought arise from matters solely between the Parties or from Third Party Claims described in Section 12.5(d). The Claim Notice shall contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Losses. For the avoidance of doubt, in the event the Claimed Amount is not known by the Indemnified Party when it becomes aware of the matters forming the basis of such Claim, the Indemnified Party shall, in any such case, send the Claim Notice upon becoming aware of the matters forming the basis for such Claim, and shall send a revised Claim Notice which identifies the Claimed Amount after the Claimed Amount becomes known to the Indemnified Party.

(b)	Response to Claim Notice. Within thirty (30) days after receipt of a Claim Notice, the Indemnifying Party, or if the Indemnifying Party is the Sellers, the Sellers’ Agent, shall deliver to the Indemnified Party a written response (the “Response”), in which the Indemnifying Party shall either:

(i)	dispute that the Indemnified Party is entitled to receive all of the Claimed Amount (in such an event, the Response shall be referred to as an “Objection Notice”); or

(ii)	agree that the Indemnified Party is entitled to receive all of the Claimed Amount, and the Indemnifying Party shall pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; provided that if the Purchaser Indemnified Party is entitled to receive all or a portion of the Claimed Amount and the Holdback Amount has not been fully depleted, the Purchaser shall reduce the Holdback Amount by the amount of the Claimed Amount, and any excess Claimed Amount shall be paid by the Sellers on a joint and several basis.

(c)	Contested Claims. If the Indemnifying Party, or, if the Indemnifying Party is the Sellers, the Sellers’ Agent, disputes its obligation to pay the Claimed Amount pursuant to an Objection Notice, the Purchaser and the Sellers’ Agent shall attempt in good faith to reach an agreement as to the disputed matter. If the Purchaser and the Sellers’ Agent shall have failed to resolve such disputed matters within sixty (60) days from the Indemnifying Party’s, or if the Indemnifying Party is the Sellers, the Sellers’ Agent’s, receipt of the Objection Notice, then the Parties shall submit the matter to binding arbitration as set forth below.

(i)	General. The arbitration shall be conducted in accordance with the provisions of the rules of, and shall be administered by, the American Arbitration Association as appointing authority. In the event of any conflict between such rules and this Section 12.5(c), the provisions of this Section 12.5(c) shall govern.

(ii)	Appointment of Single Arbitrator. The Purchaser and the Sellers’ Agent shall jointly select a single arbitrator within twenty (20) days of the giving or receipt of notice of arbitration. If the Purchaser and the Sellers’ Agent shall be unable to agree upon the presiding arbitrator, the American Arbitration Association shall have the power to make the appointment of a single arbitrator (the “Arbitrator”).

(iii)	Place of Proceedings. The arbitration, including the rendering of the award, for any claim shall take place in New York, New York within sixty (60) days of the appointment of the Arbitrator.

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(iv)	Award. The award of the Arbitrator shall be reasoned and in writing and furnished within thirty (30) days of the last day of the hearing, and shall be final and binding upon the Parties. None of the Parties shall appeal the award to any court. Judgment for enforcement of the award of the Arbitrator may be entered in any court having jurisdiction thereof.

(v)	Expenses. The costs and fees of the Arbitrator and the arbitration proceedings shall be borne by the Purchaser on the one hand and the Sellers on the other hand in inverse proportion as they may prevail as to the matters resolved by the Arbitrator, which proportionate allocation shall also be determined by the Arbitrator and shall be included in the Arbitrator’s award. In connection with the resolution of any such dispute each of the Parties shall pay its own fees and expenses, including legal, accounting and consulting fees and expenses.

(d)	Third-Party Claims.

(i)	If an Indemnified Party receives notice or otherwise learns of the assertion by a Person other than a Purchaser Indemnified Party or Seller Indemnified Party of any Claim with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article XII (a “Third Party Claim”), the Indemnified Party shall give written notification to the Indemnifying Party, or, if the Indemnifying Party is the Sellers, to the Sellers’ Agent, within five (5) days thereafter. Such notice shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party, or, if the Indemnifying Party is the Sellers, the Sellers’ Agent, shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Loss or Liability caused by or arising out of such failure or to the extent such delay or deficiency prejudices or otherwise materially and adversely affects the rights of the Indemnifying Party with respect thereto. Within twenty (20) days after delivery of such notification, the Indemnifying Party, or, if the Indemnifying Party is the Sellers, the Sellers’ Agent, may, upon written notice to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party, or, if the Indemnifying Party is the Sellers, the Sellers’ Agent, may not assume control of the defense of (A) a criminal or quasi criminal proceeding, action, indictment, allegation or investigation, or (B) a suit that seeks an injunction or other equitable relief. If the Indemnifying Party, or, if the Indemnifying Party is the Sellers, to the Sellers’ Agent, does not so assume control of such defense, the Indemnified Party shall control such defense.

(ii)	The Purchaser or the Sellers’ Agent, if not controlling such defense (the “Non-Controlling Party”), may participate therein at its own expense. The Party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading that may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.

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(iii)	The Indemnifying Party, and if the Indemnifying Party is the Sellers, the Sellers’ Agent, shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required for non-criminal matters if the Indemnifying Party, or, if the Indemnifying Party is the Sellers, the Sellers’ Agent, agrees that the Indemnifying Party will pay all amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability with respect to the subject claim. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, or, if the Indemnifying Party is the Sellers, of the Sellers’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

12.6	Closing Purchase Price Adjustments. To the extent permitted by applicable Law, all of the Parties shall treat any amounts paid under this Article XII or Section 13.1 as adjustments to the Closing Purchase Price for all purposes, including Tax purposes.

12.7	Sole and Exclusive Remedy.

(a)	Subject to, and without limiting the provisions of Section 2.6, Section 2.9 and Section 11.1, and except for any Claim for fraud, intentional misrepresentation or willful breach, the indemnification provisions in this Article XII and Article XIII (with respect to Taxes) shall be the sole and exclusive remedies of the Indemnified Parties with respect to this Agreement; provided that (i) disputes as to the matters set referred to in Section 2.6 shall be resolved in accordance with Section 2.6, (ii) disputes as to the matters referred to in Section 2.9 shall be resolved solely in accordance with Section 2.9, and (iii) the Parties shall be entitled to seek injunctive relief pursuant to Section 11.1(e).

(b)	In no instance will any Indemnifying Party ever be liable to any Indemnified Party for punitive damages arising out of, related to, or in any way connected to this Article XII, or the transactions contemplated by this Agreement; provided that this limitation of liability shall not apply to punitive damages assessed against an Indemnified Party in connection with a Third Party Claim for which an Indemnifying Party has an obligation to indemnify such Indemnified Party pursuant to this Article XII.

Article XIII
TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Purchaser, on the one hand, and the Sellers, on the other hand, for certain Tax matters following the Closing Date. Except as expressly set forth in this Article XIII, in the case of any indemnity claim for Taxes arising under this Article XIII, the indemnity obligations of the Sellers, and the rights of the Purchaser with respect to indemnification, shall be governed by this Article XIII and not by the general indemnity Section 12.2 and the related provisions thereof.

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13.1	Tax Indemnification. The Sellers shall indemnify and hold the Purchaser Indemnified Parties harmless from and against, without duplication for the same Loss under Section 12.2, any Losses attributable to all Pre-Closing Taxes. The obligation of the Sellers to indemnify the Purchaser Indemnified Parties with respect to any Loss attributable to all Pre-Closing Taxes shall be satisfied first out of the Holdback Amount. After the funds in the Holdback Amount shall no longer be available to satisfy any Losses attributable to all Pre-Closing Taxes, any remaining unsatisfied Losses attributable to all Pre-Closing Taxes shall be paid by the Sellers on a joint and several basis.

13.2	Tax Returns For Tax Periods Ending on or Before the Closing Date. The Sellers shall prepare, or cause to be prepared, all Tax Returns for the Companies for all Pre-Closing Tax Periods with an initial due date (including any applicable extensions) after the Closing Date (each, a “Pre-Closing Tax Return”). All Pre-Closing Tax Returns shall be prepared consistent with the past practice of the Companies except as is otherwise required by applicable Law. At least twenty (20) Business Days prior to the date on which any Pre-Closing Tax Return is required to be filed (taking into account any valid extensions), the Sellers’ Agent shall submit such Pre-Closing Tax Return to the Purchaser for the Purchaser’s review and comment. The Purchaser shall provide written notice to the Sellers’ Agent of its disagreement with any items in such Pre-Closing Tax Return within ten (10) Business Days of its receipt of such Pre-Closing Tax Return, and if the Purchaser fails to provide such notice, such Pre-Closing Tax Return shall become final and binding upon the Parties, and the Purchaser shall timely and properly file such Pre-Closing Tax Returns as prepared by the Sellers, and the Sellers shall pay all Taxes shown thereon as due and payable to the extent that such Taxes are Pre-Closing Taxes. If the Purchaser and the Sellers’ Agent are unable to resolve any dispute regarding any Pre-Closing Tax Return within five (5) days after the Purchaser delivers such notice of disagreement, then the dispute will be finally and conclusively resolved by an independent arbitrator mutually selected by the Purchaser and the Sellers (the “Accounting Arbitrator”); provided that such dispute shall not in any way disrupt or delay the timely filing of such Tax Return as prepared by the Sellers (but reflecting the agreed comments of the Purchaser, except, for the avoidance of doubt, excluding any specific comments on which the Parties were unable to reach agreement). The Purchaser shall file or cause to be filed any amended Tax Return as needed to conform to the Accounting Arbitrator’s final determination, and the Sellers shall pay all Taxes shown thereon as due and payable to the extent that such Taxes are Pre-Closing Taxes. The fees and expenses of the Accounting Arbitrator shall be borne equally by the Sellers, on the one hand, and the Purchaser, on the other hand.

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13.3	Tax Returns For Tax Periods Ending After the Closing Date.

(a)	The Purchaser shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns (other than the Pre-Closing Tax Returns) of the Companies (“Purchaser Tax Returns”). In the case of a Purchaser Tax Returns for a Straddle Period (“Straddle Period Tax Returns”), the Purchaser shall prepare, or cause to be prepared, all such Tax Returns consistent with the past practice of the Companies, except as otherwise required by applicable Law. At least twenty (20) days prior to the date on which any Straddle Period Tax Return is required to be filed (taking into account any valid extensions), the Purchaser shall submit such Straddle Period Tax Return and a schedule reflecting an allocation of Taxes between pre-Closing and post-Closing portions of the Straddle Period (consistent with Straddle Period allocations described in Section 13.3(b)) to the Sellers’ Agent for review. The Sellers’ Agent shall provide written notice to the Purchaser of its disagreement with any items in such Straddle Period Tax Return or related Straddle Period allocation within ten (10) days of its receipt of such Straddle Period Tax Return or related Straddle Period allocation, and if the Sellers’ Agent fails to provide such notice, such Straddle Period Tax Return, and the related Straddle Period allocation, shall become final and binding upon the Parties, and the Purchaser shall timely and properly file such Straddle Period Tax Return. If the Purchaser and the Sellers’ Agent are unable to resolve any dispute regarding any Straddle Period Tax Return or related Straddle Period allocation within five (5) days after the Sellers’ Agent delivers such notice of disagreement, then the dispute will be finally and conclusively resolved by the Accounting Arbitrator in the same manner as in Section 13.2; provided, however, that if any such dispute is not resolved by the due date of such Straddle Period Tax Return, such dispute shall not in any way disrupt or delay the timely filing of such Straddle Period Tax Return as prepared by the Purchaser (but reflecting the agreed comments of the Sellers’ Agent, except, for the avoidance of doubt, excluding any specific comments on which the Parties were unable to reach agreement). The Sellers shall pay all Taxes shown thereon as due and payable to the extent that such Taxes are Pre-Closing Taxes.

(b)	In the case of any Straddle Period, the portion of Taxes that is allocable to the pre-Closing portion of the Straddle Period will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, payroll, gross receipts or sales or use, the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (ii) in the case of all other Taxes, determined based on the interim closing of the books as though the taxable year of the Companies terminated at the end of the Closing Date.

13.4	Tax Sharing Contracts. All Tax sharing Contracts, Tax allocation Contracts, Tax indemnity Contracts or similar Contracts or arrangements relating to Taxes to which any Company is party or bound by shall be terminated as of the Closing Date, and, after the Closing Date, no Company shall be bound thereby or have any liability thereunder.

13.5	Notification of Tax Proceedings; Audits. Each Party shall give prompt notice to the other Parties of the assertion of any claim, or the commencement of any suit, action or proceeding with respect to any Tax liability or Tax Return of the Companies (a “Tax Proceeding”) that relates to a Pre-Closing Tax Period or a Straddle Period. The Sellers shall have the right, at their own expense, to control all Tax Proceedings that relate solely to a Pre-Closing Tax Period. If the Sellers assume such defense, the Purchaser shall have the right to participate fully in the defense thereof and to employ counsel, at the Purchaser’s own expense, separate from the counsel employed by the Sellers, and the Sellers shall not settle or otherwise compromise the Tax Proceeding without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. If the Sellers do not assume such defense, the Sellers’ Agent shall have the right to participate fully in the defense thereof and to employ counsel, at the Sellers’ own expense, separate from the counsel of the Purchaser, and the Purchaser shall control (at the expense of the Sellers) such Tax Proceedings, and the Purchaser shall not agree to any settlement with respect to such Tax Proceeding if such settlement could materially adversely affect any Tax liability of the Sellers without the Sellers’ Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Purchaser shall control the handling, disposition and settlement of any other Tax Proceeding; provided that in the case of a Tax Proceeding relating to a Straddle Period that could affect the Tax liability of the Sellers, the Sellers’ Agent shall have the right to participate fully in the defense thereof and to employ counsel, at the Sellers’ own expense, separate from the counsel of the Purchaser. To the extent of any conflict between this Section 13.5 and Article XII, this Section 13.5 shall control.

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13.6	Post-Closing Cooperation. The Purchaser and the Sellers shall provide (and the Purchaser shall cause the Companies to provide) each other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return (including any consolidated income Tax Return), any audit or other examination by any Taxing Authority or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees and knowledgeable outside advisors available on a mutually convenient basis to provide additional information or explanation of material provided hereunder, the execution of any powers of attorney, and shall include providing copies of relevant Tax Returns and supporting material, including, for the avoidance of any doubt, work papers. The Party requesting assistance hereunder shall reimburse the assisting Party for reasonable out-of-pocket expenses incurred in providing assistance. The Purchaser, the Sellers and the Sellers’ Agent will retain (and the Purchaser shall cause the Companies to retain), for seven (7) years, any documents which may be relevant to such preparation, audit, examination, proceeding or determination.

13.7	Certain Taxes and Fees. All transfer, documentary, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne and paid by the Sellers when due. The Party obligated under Law to file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges shall, at its own expense, prepare and effect such filings.

13.8	Intended Tax Treatment. For U.S. federal income Tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income Tax treatment), the parties hereto agree to treat the transactions contemplated by this Agreement as follows: (a) with respect to the Contributed Interests, as a contribution by the Sellers to the Purchaser of the Contributed Interests in exchange for the Purchaser Interests pursuant to Section 721 of the Code and (b) with respect to the Purchased Interests, a taxable sale of the Purchased Interests by the Sellers in exchange for cash and the Nomadar Shares pursuant to Section 1001 of the Code (together with the contribution discussed in (a) hereto, the “Intended Tax Treatment”).

Article XIV
GENERAL PROVISIONS

14.1	Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of Representatives.

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14.2	Sellers’ Agent.

(a)	Each of the Sellers irrevocably nominates, constitutes and appoints Raluca Gold-Fuchs as such Seller’s representative, agent and true and lawful attorney-in-fact, with full power of substitution, to act in the name, place and stead of the Sellers for all purposes in connection with this Agreement and the agreements ancillary hereto, including executing any documents and taking any actions that the Sellers’ Agent may, in the Sellers’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under this Agreement. Raluca Gold-Fuchs hereby accepts her appointment as the Sellers’ Agent.

(b)	Without limiting the foregoing, the Sellers grant to the Sellers’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of each Seller (in the name of any or all of the Sellers or otherwise) any and all documents that the Sellers’ Agent may, in the Sellers’ Agent’s sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Sellers’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 14.2. Notwithstanding anything to the contrary contained herein or in any other agreement executed in connection with the transactions contemplated by this Agreement: (i) the Purchaser and each other Purchaser Indemnified Party shall be entitled to deal exclusively with the Sellers’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement pursuant to Article XII or Article XIII; and (ii) the Purchaser, each other Purchaser Indemnified Party and each Seller shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed, or purported to be executed on behalf of, any Seller by the Sellers’ Agent, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Agent, as fully binding upon such Seller. A decision, act, failure to act (whether or not within a designated period of time), consent or instruction of the Sellers’ Agent, including with respect to the Estimated Closing Statement in accordance with Section 2.3, the Earnout Payment Amount in accordance with Section 2.6, the Final Closing Statement in accordance with Section 2.9, the Allocation Schedule in accordance with Section 2.12, the termination of this Agreement in accordance with Section 10.1, and any amendment, extension or waiver of this Agreement pursuant to Section 0 or Section 14.5, shall constitute a decision, act, failure to act (whether or not within a designated period of time), consent or instruction of the Sellers and shall be final, binding and conclusive upon the Sellers; and the Purchaser shall be entitled to rely conclusively upon any such decision, act, failure to act (whether or not within a designated period of time), consent or instruction of the Sellers’ Agent under this Agreement as being the decision, act, failure to act (whether or not within a designated period of time), consent or instruction of the Sellers. The Purchaser is hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent or instruction of the Sellers’ Agent, and no Party shall have any cause of action against the Purchaser for any action taken by the Purchaser in reliance upon any such decision, consent, instruction or action.

(c)	The Sellers recognize and intend that the power of attorney granted in Section 14.2(a): (i) is coupled with an interest and is irrevocable, (ii) may be delegated by the Sellers’ Agent, and (iii) shall survive the death or incapacity of each of the Sellers.

(d)	If the Sellers’ Agent shall die, resign, become disabled or otherwise be unable to fulfill the Sellers’ Agent’s responsibilities hereunder, the Sellers shall (by consent of each of those Sellers then holding a majority of the Purchaser Interests then held by all Sellers), within ten (10) days after such death, resignation, disability or inability, appoint a successor to the Sellers’ Agent (who shall be reasonably satisfactory to the Purchaser) and immediately thereafter notify the Purchaser of the identity of such successor. If the Sellers fail to appoint a successor to the Sellers’ Agent within such ten (10) day period, the Purchaser may appoint such successor Sellers’ Agent to serve as the Sellers’ Agent until the Sellers appoint a successor to the Sellers’ Agent. Any such successor shall succeed the Sellers’ Agent as the Sellers’ Agent hereunder.

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(e)	The Sellers’ Agent will incur no liability of any kind with respect to any action or omission by the Sellers’ Agent in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Sellers’ Agent’s gross negligence or willful misconduct. The Sellers will indemnify, defend and hold harmless the Sellers’ Agent from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts) (collectively, “Sellers’ Agent Expenses”) arising out of or in connection with the Sellers’ Agent’s execution and performance of this Agreement and any agreements ancillary hereto; provided, that in the event that any such Sellers’ Agent Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Sellers’ Agent, the Sellers’ Agent will reimburse the Sellers for the amount of such indemnified Sellers’ Agent Expense to the extent attributable to such gross negligence or willful misconduct. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Agent or the termination of this Agreement.

14.3	Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with electronic confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

If to Nomadar or the Purchaser (or the Companies after the Closing Date):

Nomadar Corp.

[***]

with a copy (which shall not constitute notice) to:

Dentons US LLP

[***]

If to the Companies prior to the Closing Date:

Fold Farm

[***]

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with a copy (which shall not constitute notice) to:

Levine & Levine, PLLC

[***]

If to the Sellers’ Agent:

Fold Farm

[***]

with a copy (which shall not constitute notice) to:

Levine & Levine, PLLC

[***]

14.4	Waiver. Any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Notwithstanding the foregoing, the Sellers’ Agent may, on behalf of any or all of the Sellers, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the Purchaser, (ii) waive any inaccuracies in the representations and warranties made to the Sellers contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of any Seller contained herein. The Parties’ rights and remedies are cumulative and not alternative. A Party’s failure or delay in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will not operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

14.5	Entire Agreement and Amendments. This Agreement (along with the documents referred to in this Agreement) supersedes all prior agreements between the Parties with respect to its subject matter, including that certain Letter of Intent, dated March 2, 2026, by and between Nomadar Corp., on the one hand, and Raluca Gold-Fuchs, Christian Fuchs and Chad Metzler, on the other hand, as amended, and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the Purchaser and the Sellers’ Agent, on behalf of the Sellers.

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14.6	Assignments, Successors, and No Third Party Rights. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that the Purchaser may assign any or all of its rights, interests or obligations hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder, except that, in any such instance, the Purchaser shall remain ultimately responsible at all times for the performance of its obligations hereunder. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Except for the Indemnified Parties as provided in Article XII and Article XIII, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

14.7	Severability. If any provision of this Agreement is held invalid or unenforceable by any Governmental Authority, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.8	Section Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.

14.9	Governing Law. All matters arising out of or in connection with this Agreement and its exhibits and schedules (whether arising in Contract, tort, equity or otherwise), including the construction and interpretation thereof, shall be governed by the Laws of the State of Delaware without regard to conflicts of laws principles.

14.10	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 14.10.

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14.11	Submission to Jurisdiction. Each Party irrevocably agrees that any Legal Proceeding arising out of or relating to this Agreement brought by the other Parties or their successors or assigns shall be brought and determined in any State or federal court in the State of Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement. Except as set forth in Section 12.5, each of the Parties agrees not to commence any Legal Proceeding relating thereto except in the courts described above in Delaware, other than Legal Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Legal Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Legal Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

14.12	Legal Representation of the Parties. Each Party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

14.13	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronically (such as a .pdf or other such file) shall be as effective as delivery of a manually executed counterpart of this Agreement.

14.14	Guaranty. Nomadar hereby irrevocably and unconditionally guarantees the timely and full performance and discharge by the Purchaser of all of its payment obligations (the “Obligations”) under this Agreement (the “Guaranty”). The Guaranty is a continuing guarantee which will remain in force until all of the Obligations under this Agreement have been fulfilled, notwithstanding any change, restructuring, bankruptcy, insolvency or termination of the corporate structure. Nomadar hereby agrees that its obligations under this Section 14.14 shall be irrevocable and shall be unaffected by, any invalidity, irregularity or unenforceability of this Agreement or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor, in each case other than those defenses that could be asserted by the Purchaser on its own behalf.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

NOMADAR:

NOMADAR CORP.

By:	/s/ Joaquin Martin
Name:	Joaquin Martin
Title:	CEO Americas & Global Vice Chairman

PURCHASER:

FOX SOCCER HOLDING COMPANY LLC

By:	/s/ Joaquin Martin
Name:	Joaquin Martin
Title:	CEO Americas & Global Vice Chairman

[Signature Page to Equity Purchase Agreement]

COMPANIES:

FOX SOCCER ACADEMY LLC

By:	/s/ Raluca Gold-Fuchs
Name:	Raluca Gold-Fuchs
Title:	Manager

FOX SPORTS ACADEMY OF THE CAROLINAS LLC

By:	/s/ Raluca Gold-Fuchs
Name:	Raluca Gold-Fuchs
Title:	Manager

FOX SOCCER ACADEMY LTD

By:	/s/ Raluca Gold-Fuchs
Name:	Raluca Gold-Fuchs
Title:	Manager

FOX SOCCER ACADEMY AUSTRIA

By:	/s/ Raluca Gold-Fuchs
Name:	Raluca Gold-Fuchs
Title:	Manager

[Signature Page to Equity Purchase Agreement]

SELLERS:

/s/ Raluca Gold-Fuchs
Raluca Gold-Fuchs

/s/ Christian Fuchs
Christian Fuchs

/s/ Chad Metzler
Chad Metzler

/s/ Anthony James Cozzone Jr.
Anthony James Cozzone Jr.

/s/ Martin Conway
Martin Conway

/s/ Eugene Luther Ray
Eugene Luther Ray

[Signature Page to Equity Purchase Agreement]

SELLERS’ AGENT,
solely in her capacity as Sellers’ Agent:

/s/ Raluca Gold-Fuchs
Raluca Gold-Fuchs

[Signature Page to Equity Purchase Agreement]

Exhibit A Gold-Fuchs Employment Agreements

(see attached)

Exhibit A

Exhibit B Metzler Employment Agreement

(see attached)

Exhibit B

Exhibit C Example Statement

Example Calculation of Estimated Closing Purchase Price:

[***]

Exhibit C

Exhibit D LLC Agreement

Exhibit D

Exhibit E Seller Pro Rata Portions

[***]

Exhibit E

Schedule A

[***]